SCHEDULE 14A INFORMATION

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ROBERT HALF INTERNATIONAL INC.

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Wednesday, May 22, 2019

11:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. will be held at 11:00 a.m. on Wednesday, May 22, 2019, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1.    To elect the eight directors named in the proxy statement.

2.    To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for 2019.

3.    To approve the amended and restated Stock Incentive Plan.

4.    To cast an advisory vote to approve executive compensation.

5.    To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 29, 2019, are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held

on May 22, 2019

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2018 Annual Report to Stockholders are available at http://www.roberthalf.com/14aFilings and http://www.roberthalf.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 18, 2019

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL WITHIN THE USA, US TERRITORIES AND CANADA BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. We are making this proxy statement and the enclosed proxy available to the Company’s stockholders beginning on April 18, 2019. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 11:00 a.m. on Wednesday, May 22, 2019, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 29, 2019, will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 29, 2019, the Company had outstanding and entitled to vote 118,474,970 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked prior to the Meeting by notifying the Secretary of the Company in writing or by delivering a new proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. The Company has retained the services of Georgeson LLC to solicit the proxies of certain stockholders for the Meeting. The cost of such services is estimated to be $11,000 plus reimbursement of out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company (who will receive no extra compensation for their services) by telephone, by fax or in person, as well as by mail. Costs of solicitation will be borne by the Company.

Voting Tabulation Information

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. A quorum is required to transact business at the Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. The voting standard with respect to the election of directors is a majority of the votes cast, and the voting standard with respect to each proposal other than the election of directors is a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote. Abstentions will have no impact on the election of directors, but will count as a vote against each of the other proposals. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The Board recommends you vote “FOR” all of the director nominees and proposals to be voted on at the Meeting. Proxies solicited by the Board will be voted in accordance with the Board’s recommendations unless stockholders specify in their proxies to the contrary.

Please note that if you are a beneficial stockholder (i.e., you hold your shares through a broker, bank or other nominee) and do not provide specific voting instructions to the organization that holds your shares, that organization is not authorized to vote your shares (resulting in a “broker non-vote”) on any proposal other than the ratification of the Company’s independent registered public accounting firm. Accordingly, we encourage you to vote your shares promptly.

CORPORATE GOVERNANCE AT A GLANCE

Corporate governance policies that promote accountability and alignment with stockholder interests (available at roberthalf.com/investor-center)

•     Code of Business Conduct and Ethics

•     Corporate Governance Guidelines

•     Lead Director Statement of Duties

•     Director Succession Plan

•     Hiring Policies Regarding Outside Auditors

•     Corporate Compliance and Ethics Hotline

•     Foreign Corrupt Practices Act Guidelines and Global Anti-Corruption Policy

•     Company Policy Regarding Compliance with Securities Laws

Independent Board committees with appropriate expertise and backgrounds

•     6 of 8 directors are independent

•     All Audit, Compensation and Nominating committee members are independent

•     Independent Lead Director of the Board

•     Independent directors meet in executive session at least quarterly

•     50% of independent directors are women or diverse

•     2 of the 3 members of the Audit Committee are audit committee financial experts

Corporate governance framework for:

•     Board composition, director selection, and director compensation

•     Board refreshment and succession planning

•     Active and impactful independent lead director

•     CEO and senior executive development and succession planning

•     Board and committee evaluations

•     Stockholder engagement

•     Risk oversight

•     Corporate Compliance and Ethics program

Compensation practices that align with stockholder interests and Company performance

•     91% say-on-pay support at our 2018 Annual Meeting

•     Equity awards to executive officers are 100% performance-based

•     94% of our CEO’s total target compensation is performance-based

•     Our Compensation Committee uses an independent compensation consultant

•     Responsible Severance Policy

•     Executive Compensation Clawback Policy

•     Minimum Required Share Ownership by Executive Officers

•     Minimum Required Share Ownership by Directors

Stockholder-friendly rights • Directors elected by majority vote • No classified board • Proxy access by-law adopted

PROPOSAL 1—ELECTION OF DIRECTORS

There are eight nominees for director. All of the nominees are presently directors of the Company who were most recently elected by stockholders at the 2018 Annual Meeting, except for Mr. Kempthorne who joined the Board in January 2019 and Ms. Coronado who joined in March 2019. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected and qualified.

Although the Board does not expect any nominee to become unwilling or unable to serve as a director for any reason, should that occur before the Meeting, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted for any such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director, age on the date of the Meeting and the year current service as a director began.

Name	Age	Director Since
Julia L. Coronado	50	2019
Dirk A. Kempthorne	67	2019
Harold M. Messmer, Jr.	73	1982
Marc H. Morial	61	2016
Barbara J. Novogradac	58	2009
Robert J. Pace	56	2009
Frederick A. Richman	73	2008
M. Keith Waddell	62	1999

Dr. Coronado is President and Founder of MacroPolicy Perspectives LLC (MPP), an economic research consulting firm, and has served in that position since 2017. Prior to founding MPP, Dr. Coronado served as Chief Economist for Graham Capital Management, an investment firm, from 2014 to 2017, as Chief Economist, North America and a Managing Director at BNP Paribas, a global financial services company, from 2009 to 2014, and as a Senior U.S. Economist and Director at Barclays Capital from 2006 to 2009. She holds a Ph.D. in Economics from the University of Texas at Austin and a B.S. in Economics from the University of Illinois at Urbana-Champaign. Dr. Coronado also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2018 until her election to the Board effective March 2019.

Mr. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009. From 2010 to August 2018, he served as President and CEO of the American Council of Life Insurers, an insurance industry trade association. Prior to 2010, Mr. Kempthorne served as Secretary of the U.S. Department of the Interior from 2006 to 2009, as Governor of the State of Idaho from 1999 to 2006, as U.S. Senator for the State of Idaho from 1993 to 1999, and as Mayor of the City of Boise from 1986 to 1993. He also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board effective January 2019.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through 2004, he also served as President.

Mr. Morial has been President and Chief Executive Officer of the National Urban League, the largest historic civil rights organization in the United States, since 2003. From 1994 to 2002, he served as Mayor of the City of New Orleans. Mr. Morial also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board in March 2016.

Ms. Novogradac has been President of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Mr. Pace has been the founder and Chief Executive Officer of HundredX, Inc., a privately held technology company since 2013. Mr. Pace is also a retired partner and managing director of Goldman Sachs & Co. He was with Goldman Sachs for over twenty years and held numerous senior leadership positions with that firm.

Mr. Richman has been a consultant to Deloitte Tax LLP, a provider of tax advisory services, since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax LLP. Prior to 2001, he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Mr. Waddell has been Vice Chairman of the Board since 1999, and our President since 2004 and Chief Financial Officer since 1988. He served as Treasurer from 1987 until 2004.

Other Public Company Directorships 2014 to the Present

Dr. Coronado served as a director of American Capital Mortgage Investment Corp (Nasdaq MTGE), where she served on the audit, compensation and corporate governance committees. In connection with the completion of a merger on September 7, 2018, MTGE ceased operations and delisted from Nasdaq and Dr. Coronado resigned as a director of MTGE.

Mr. Kempthorne serves on the boards of directors of two publicly traded companies: FMC Corporation (NYSE: FMC), a global chemical company where he is the chair of the sustainability committee and also serves as a member of the nominating and governance committee, and Olympic Steel, Inc. (Nasdaq: ZEUS), a steel processing company where he also serves as a member of the sustainability and nominating and corporate governance committees.

Mr. Morial serves on the board of ShotSpotter, Inc. (Nasdaq: SSTI) (“ShotSpotter”), a gunshot detection solutions business, since September 2015 and serves as a member of the audit and nominating and corporate governance committees for ShotSpotter. Mr. Morial also served on the board of directors of Corinthian Colleges, Inc., a for-profit post-secondary education company, from April 2013 to August 2015.

No other directors serve on other public company boards.

Qualification to Serve as Director

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Dr. Coronado has extensive private-sector, government and leadership experience as an economist and President of MacroPolicy Perspectives LLC (MPP), an economic research consulting firm. She brings a breadth of knowledge and experience that strengthens the Board.

Mr. Kempthorne has substantial leadership experience, having served as President and CEO of the American Council of Life Insurers, an insurance industry trade association from 2010 to August 2018. Prior to 2010, Mr. Kempthorne served as Secretary of the U.S. Department of the Interior from 2006 to 2009, as Governor of the State of Idaho from 1999 to 2006, as U.S. Senator for the State of Idaho from 1993 to 1999, and as Mayor of the City of Boise from 1986 to 1993.

Mr. Messmer has been Chairman since 1988 and Chief Executive Officer since 1987, during which time he has directed and presided over the Company’s substantial growth. More details regarding Mr. Messmer and the Company’s growth during his tenure are contained below in the section titled “Board of Directors Leadership Structure.” He has been a director since 1982.

Mr. Morial has substantial leadership experience, having served as President and Chief Executive Officer of the National Urban League from 2003 through the present, following two terms as the Mayor of the City of New Orleans from 1994 to 2002. Mr. Morial was a member of the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until March 2016.

Ms. Novogradac has both leadership experience and financial expertise derived from her experience as president of a real estate investment company, as an accountant with a Big Eight public accounting firm and as the former controller of the Company.

Mr. Pace has management and leadership experience as the Chief Executive of HundredX, Inc., a privately held technology company, and Mr. Pace has substantial investment banking experience as a former senior member of Goldman Sachs & Co., including service on its Investment Banking Division’s global Operating Committee.

Mr. Richman has financial expertise as a senior tax expert with both O’Melveny & Myers LLP, a law firm, and Deloitte Tax LLP. He served as a director of the Company from 1994 through 2001 and from 2008 through the present.

Mr. Waddell has more than 30 years of service as Chief Financial Officer, during which time the Company experienced substantial growth, and has been a director since 1999.

The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board. A mark indicates a specific area of focus or experience on which the Board relies most. Each director nominee’s biography stated above describes the nominee’s qualifications and relevant experience in more detail.

Director Nominees	Relevant CEO/President Experience	High Level of Financial Literacy	Diversity of Gender, Race or Cultural Background	Global Business Experience	Extensive Knowledge of the Company’s Business or Industry	Risk Oversight/ Management Experience
Julia L. Coronado	X	X	X	X	X	X
Dirk A. Kempthorne	X	X		X	X	X
Harold M. Messmer, Jr.	X	X		X	X	X
Marc H. Morial	X	X	X	X	X	X
Barbara J. Novogradac	X	X	X	X	X	X
Robert J. Pace	X	X		X	X	X
Frederick A. Richman	X	X		X	X	X
M. Keith Waddell	X	X		X	X	X

Executive Officers

The following table lists for each current executive officer of the Company, such officer’s name, age on the date of the Meeting, and current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	73	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	62	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	63	President and Chief Operating Officer—Staffing Services
Robert W. Glass	60	Executive Vice President, Corporate Development
Michael C. Buckley	53	Executive Vice President, Chief Administrative Officer and Treasurer

Mr. Gentzkow has been President and Chief Operating Officer—Staffing Services since 2004. From 2000 until 2004, he served as Executive Vice President, Operations. Prior to that, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President, Corporate Development.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since 2007. He was Vice President from 2001 through 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of March 31, 2019, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all current executive officers and directors as a group. All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	15,176,373	(a)	12.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,860,736	(b)	8.3%
Julia L. Coronado	0		0%
Dirk A. Kempthorne	0		0%
Harold M. Messmer, Jr.	877,498	(c)	0.7%
Marc H. Morial	17,546	(d)	0.0%
Barbara J. Novogradac	145,114	(e)	0.1%
Robert J. Pace	86,192	(f)	0.1%
Frederick A. Richman	44,728	(g)	0.0%
M. Keith Waddell	1,186,496	(h)	1.0%
Paul F. Gentzkow	312,576	(i)	0.3%
Robert W. Glass	256,998	(j)	0.2%
Michael C. Buckley	134,781	(k)	0.1%
All current executive officers and directors as a group (11 persons)	3,061,929		2.6%

(a)

Information is as of December 31, 2018, the latest date for which information is available to the Company. According to a Schedule 13G filed by The Vanguard Group, Inc., which identified itself as an investment adviser, sole voting power is held with respect to 152,696 shares, shared voting power is held with respect to 22,648 shares, sole dispositive power is held with respect to 15,008,098 shares, and shared dispositive power is held with respect to 168,275 shares.

(b)

Information is as of December 31, 2018, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 8,479,952 shares.

(c)

Includes 203,378 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 674,120 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(d)	Includes 12,487 shares acquired pursuant to Company benefit plans, as to which shares Mr. Morial has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(e)

Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 13,711 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(f)	Includes 13,711 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(g)	Includes 13,711 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(h)

Includes 161,765 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,024,731 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(i)

Includes 136,962 shares that were acquired pursuant to Company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 175,614 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(j)

Includes 35,814 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 221,184 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(k)

Includes 44,064 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 90,717 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) includes the following sections:

•	Executive Summary	page 9
•	Listening to Our Stockholders	page 13
•	Compensation Risk and Governance	page 13
•	2018 Financial Highlights & 2018 Compensation Highlights	page 16
•	Compensation Philosophy – Pay for Performance	page 21
•	Compensation Process	page 22
•	Other Benefits	page 23
•	2019 Pay Decisions	page 24

Executive Summary

Fiscal 2018 at a glance:

Performance and Compensation Highlights

In 2018, the Compensation Committee took the following steps to continue to align compensation with performance and stockholder interests:

•  As a result of feedback from our stockholders, changes were made to the performance conditions necessary to earn the target level of long-term incentive pay. One-year diluted net income per share (referred to in the document as “EPS”) was replaced with three-year relative ROIC as the primary metric and three-year TSR was added as a modifier metric. These changes will be applied to grants made in 2019. See page 24 below.

•    The Company did not change base salaries for its executive officers in 2018. In fact, base salaries for the CEO and CFO have not changed during the last 20 years.

•    The Company set 2018 target cash bonus levels at the same amounts as 2017 target bonus levels. Cash bonuses were subject to two annual performance conditions—net income (80% weighting) and revenue (20% weighting). For 2018, the target goal for revenue of $5.579 billion was an increase of 6% over the 2017 actual revenue level, and for net income the target goal of $402 million was an increase of 24% over the 2017 actual net income level. Actual 2018 performance was achieved at 108% of target net income and 104% of target revenue. As a result, earned bonuses for 2018 were equal to 107% of 2018 target bonuses.

Named Executive Officers (NEOs)

Harold M. Messmer, Jr.

Chairman of the Board and Chief Executive Officer

M. Keith Waddell

President and Chief Financial Officer

Paul F. Gentzkow

President and Chief Operating Officer, Staffing Services

Robert W. Glass

Executive Vice President, Corporate Development

Michael C. Buckley

Executive Vice President, Chief Administrative Officer

•    All equity awards issued to executive officers during 2018 were again 100% performance shares. Performance share grants were subject to three-year cliff vesting and two performance conditions—an annual EPS goal and a modifier based on three-year cumulative return on invested capital (“ROIC”) relative to the three-year cumulative ROIC of an industry peer group. Target payouts for the ROIC modifier require 65th percentile relative performance with maximum reduction occurring for performance at or below the 50th percentile. For 2018 awards, a threshold was added such that payouts will be 0% below 50% achievement of target EPS.

All-time High 2018 Operating Performance* The following operating metrics all reached all-time high levels in 2018: Revenues grew 10% to $5.8B	Revenues
Cash Flow Provided by Operations grew 26% to $572M	Cash Flows Provided by Operating Activities

Diluted Net Income Per Share grew 37% to $3.57*	Diluted Net Income per Share

Return on Invested Capital grew 34% to 39%*	Return on Invested Capital

*

Prior year Non-GAAP disclosures exclude the impact to the Company’s 2017 provision for income taxes resulting from the Tax Cuts and Jobs Act (“TCJA”). See Appendix A for a reconciliation of the non-GAAP measures to the most comparable GAAP measures.

Cumulative Total Stockholder Returns

Our TSR for the one-, three-, and five-year periods ending December 31, 2018 is illustrated in the adjacent chart.

Stockholder Value Creation

We delivered positive returns to stockholders and have maintained our historical pattern of paying dividends and making share repurchases: $1.7 billion returned to stockholders during the past five years:

•  $1.1 billion in share repurchases in the past five years

•  $577 million in dividends in the past five years

Total Stockholder Returns (Cumulative Growth Rates)

Say On Pay—91% Approval

Our stockholders showed their support of the Company’s pay programs with a 91% approval for Say on Pay at our 2018 Annual Stockholders Meeting. As a result of stockholder outreach, the Company also made prospective changes to the structure of its pay programs as discussed on page 24 of this proxy. Mr. Messmer’s total direct compensation for fiscal 2018 was 94% performance based.

CEO Pay Total Direct Compensation (base salary, bonus and performance shares as set forth in the Summary Compensation Table): Fiscal 2017: $8,799,147 Fiscal 2018: $9,132,451

Pay for Performance

In line with the Company’s pay-for-performance philosophy, the compensation of the CEO, when expressed as a percentage of the Company’s total market capitalization, was 0.13% as compared with a median of 0.44% for the staffing industry, as illustrated in the adjacent graph.

Compensation as a Percentage of Market Capitalization

Realized 2016 Performance Shares

The Company’s three-year relative TSR percentile ranking resulted in a payout of 106% of the earned 2016 performance shares after first adjusting target awards down 11% for EPS performance, which was an overall payout of 94% of target. See the section below titled “Realized 2016 Performance Shares” at page 21 for more information.

2016 Performance Shares Payout

*

2018 Staffing Firm Executive Compensation Analysis prepared by Equilar Inc. for Staffing Industry Analysts on 10/22/2018 for highest-paid executive officers at 44 global staffing firms. (Compensation data for 2017 was used as it was the latest data available.)

Engaging with Stockholders

The Company’s informed and accessible Compensation Committee is composed solely of independent directors that have established effective means for communicating with stockholders, including the opportunity for stockholders to cast a non-binding advisory vote regarding executive compensation at the Company’s annual stockholders meeting.

The Compensation Committee is very interested in the ideas and concerns of our stockholders regarding executive compensation. In 2018 the Committee adjusted the structure of its executive compensation programs for 2018 as a direct result of listening to stockholders. An advisory vote regarding executive compensation was presented to stockholders for the sixth time at last year’s annual meeting of stockholders and received approximately 91% support, consistent with prior advisory votes by our stockholders regarding executive compensation. In evaluating our compensation program for 2018, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, in 2018 the Compensation Committee retained its general approach to executive compensation and continued to apply the same general principles and philosophy as in the prior fiscal year. It did, however, change some of the specific metrics applied to the performance shares granted in 2019 as stated previously, to use relative ROIC as a primary metric, restore the use of relative TSR as a modifier metric, and move to a three-year performance period for both metrics.

The Compensation Committee will continue to consider stockholder concerns and feedback in the future. The Compensation Committee along with the Board of Directors has also determined that holding an annual advisory vote on executive compensation allows our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement.

In addition to the Compensation Committee’s process noted above, our executive management team actively engages in communication throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders in small groups and responding to investor and stockholder emails and telephone calls. Our management team communicates with the Board regarding questions, observations and comments relayed by investors and stockholders. The Board considers such stockholder concerns as a part of its governance responsibilities. Further, the Company has an established procedure for the delivery of communication directed to non-management directors as specified in Stockholder Communications with Directors on page 41-42 of this proxy statement.

Compensation Risk and Governance

The Company’s compensation program features are in line with corporate governance best practices as summarized below:

Hedging and Pledging Policy	The Company does not allow any pledging or hedging of Company stock by directors, officers, and employees.

Director Elections	The Company’s By-laws provide for a plurality standard in contested elections.

Maximum Award Amounts	The Compensation Committee establishes caps on maximum awards with appropriate balance between long-term and short-term objectives.

No Stock Options	The Company stopped issuing stock options to executive officers in 2005.

Balanced Mix of Short-Term and Long-Term Elements	The executive compensation program provides an appropriate balance between long-term and short-term incentives.

No Dividends on Unearned Shares

Equity awards do not receive dividends until all performance conditions and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the shares vest. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy, which provides if there has been a material negative restatement of the Company’s financial statement filed with the SEC due to the fraud or intentional misconduct by a NEO, the Board may recover incentive payments from the NEO (annual cash bonus and equity based compensation), in accordance with delineated procedures in the policy. This policy is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” The Company has never restated its financial statements.

Severance Benefits Policy

The Compensation Committee adopted the “Compensation Committee Policy Regarding Severance Benefits for Executive Officers” in 2008 to align the Company’s severance policy with market practice. The policy provides that future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” No executive officer has ever been terminated under circumstances that required severance payments.

Share Ownership Policy

The Board of Directors has a policy regarding the Company’s executive officers share ownership which requires each officer to own shares of the Company equal to six times the officer’s base salary. Details regarding such policy are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, and 55,198, respectively. Each such officer owns significantly more shares than the minimum requirement.

The Board of Directors has also adopted a policy regarding minimum required share ownership by the Company’s directors as described in more detail in the “Director Compensation” at page 33.

No Excise Tax Gross-Up Payments	The Compensation Committee has established that no excise tax gross-up payments shall be made to executive officers or outside directors in the event of a change in control.

No Perquisites	Consistent with prior fiscal years, executive officers received no perquisites during 2018.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that reports directly to the Compensation Committee.

Alignment with Absolute and Relative Operational Performance

For 2018, the Company utilized a combination of absolute and relative performance metrics to align pay with performance. Absolute metrics included revenues, net income and EPS, while relative metrics included three-year relative ROIC.

Employment Agreements	No employment agreements provide for guaranteed increases in salary, non-performance-based bonuses or equity compensation.

Annual Risk Assessments	The Compensation Committee conducts annual assessments to identify and mitigate risk in compensation programs.

No Repricing	Our Stock Incentive Plan expressly prohibits repricing or repurchasing equity awards that are underwater.

The Compensation Committee believes that the Company’s 2018 compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the Committee’s review of the above noted governance features, the Committee’s annual risk assessment for 2018, and the Committee’s discussions with management about the risk assessment. (See further discussion on the compensation process at page 22).

2018 Financial Highlights*

In the view of the Compensation Committee management achieved solid results in 2018, as noted below:

1.

During 2018 all of the Company’s key operating metrics grew to all-time high levels. Revenues were up 10% to $5.8 billion. Operating margins of 10.2% remained among the highest in the staffing industry notwithstanding continuing investments in headcount and digital technology initiatives.

2.	The Company’s return on invested capital for 2018 was 39%. This is significantly above staffing industry averages.

3.

The Company had operating cash flow of $572 million in 2018, which helped to fund approximately $351 million in stock repurchases on the open market, $42 million for capital expenditures, $46 million for employee benefit plans, and the payment of $136 million in dividends to stockholders.

4.

The Company has returned $1.7 billion to stockholders during the past five years in the form of either dividends or stock repurchases. The dividend has grown at an annual compounded rate of 11% on a per share basis since its 2004 inception, and the share count is down 11.6% in the last five years and 20.3% in the last ten years.

5.

The Company ended the year with $277 million in cash and cash equivalents and virtually no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the Company deems appropriate.

6.

In January 2019, the Company ranked first in its industry on FORTUNE magazine’s “World’s Most Admired Companies®” list, marking its 21st consecutive annual appearance on the “Most Admired Companies” list.

7.	In March 2019, the Company was named No. 1 on Forbes’ list of “America’s Best Professional Recruiting Firms” and selected for Forbes’ list of “America’s Best Executive Recruiting Firms.”

8.

In February 2019, the Company was named for the second time to Barron’s list of the “100 Most Sustainable Companies” in the U.S. based on measurement in five categories: shareholders, employees, customers, planet and community.

9.

In January 2019, the Company was named one of “America’s Most Trustworthy Public Companies” by Bright Governance Consulting, LLC, based on an assessment of financial governance; quality of earnings; environmental, social and governance factors; and other factors.

10.	The Company retained all key executives and field personnel during the year, which it believes is critical to its future success.

*

Except as otherwise indicated, all highlights represent or are based on GAAP numbers. Non-GAAP disclosures exclude the impact to the Company’s 2017 provision for income taxes resulting from the recently enacted TCJA. See Appendix A for a reconciliation of the non-GAAP measures to the most comparable GAAP measures.

2018 Compensation Highlights

The ratio of the CEO’s performance-based compensation to total target compensation for 2018 was 94%. In other words, only 6% of the CEO’s compensation was fixed and the remainder depended on Company performance. Compensation for the Company’s CEO for 2018 (based on actual annual bonus earned) as compared with 2017 was as follows:

Base Salary	No Change
Target Cash Bonus	No Change
Actual Cash Bonus Payout	107% of Target
Grant Date Fair Value of Performance Shares	No Change

The ratio of the CEO’s performance-based stock awards to total stock awards for 2018 was 100%. Therefore, none of the stock awards have guaranteed payouts or vest solely on the basis of continued service and all were dependent on the Company’s performance.

As discussed below, each 2018 award under the Annual Performance Bonus Plan and the Stock Incentive Plan was subject to various metrics (2018 revenue and 2018 net income for the Annual Performance Bonus Plan and 2018 EPS and 2018-2020 relative ROIC for the Stock Incentive Plan). The Compensation Committee adopted target goals that it believed were realistically possible to achieve but not easily achieved. The realistic nature of the targets is borne out by the fact that, with respect to the last ten years, the annual target EPS set for compensation purposes was achieved for only six of those ten years.

Annual Performance Bonus Plan and Performance Share Goals

•  Annual Performance Bonus Plan: The Annual Performance Bonus Plan goals are based on achieving certain levels of revenue and net income such that both top-line and bottom-line results are considered.

•  2018 Performance Shares: The performance share goals of EPS and ROIC consist of one-year EPS against target and three-year cumulative ROIC relative to the three-year cumulative ROIC of an industry peer group. Also, the executive must remain employed through the third anniversary of the grant date.

The above operational goals were based on our strategic plan for 2018 and took into account other factors, such as consensus Wall Street estimates.

2018 Annual Performance Bonus Plan

The 2018 bonus award was computed in accordance with a formula whereby the ratio of actual performance relative to target performance is applied directly to target bonuses on a one-for-one basis, with no leveraged payout scaling. For example, if actual performance relative to each of the specified metrics exceeds target by 20%, then actual bonuses exceed target by 20%. As noted above, the Compensation Committee selected revenue and net income as the metrics to emphasize both top-line and bottom-line performance and avoid any duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2018, the Compensation Committee provided that each individual’s actual bonus would be determined by weighting 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. For this purpose, the Compensation Committee provided that actual revenue and actual net income would be determined in accordance with GAAP, excluding the impact of changes in GAAP or tax laws but only if such changes impacted revenue by 5% or more and/or net income by $4,000,000 or more. However, no bonus can exceed the lesser of 200% of the target bonus or $9,000,000 and no bonus would be paid to any executive if actual net income for 2018 were less than zero. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula.

For 2018, performance targets and actual results were as follows:

	2018 Target	2018 Results	Satisfaction of Performance Metrics (% of Target)
Revenue (20% weight)	$5.579 B	$5.8 B	104%
Net Income (80% weight)	$402 M	$434 M	108%

Combined			107%

For 2018, the target goal for revenue of $5.579 billion was an increase of 6% over actual 2017 revenue and the target goal for net income of $402 million was an increase of 24% from actual 2017 net income. The Compensation Committee determined that the revenue and net income target levels for 2018 were appropriate in light of macro-economic factors and Company financial projections available in the first quarter of 2018. The goals were intended to encourage realistic performance in light of relevant economic conditions.

The Company set 2018 target cash bonus levels at the same amount as 2017 target cash bonus levels except for Mr. Buckley’s cash bonus (see discussion below). For 2018, target bonus awards and actual awards were as follows:

	Target Bonus	Actual Bonus	Actual Bonus as Percentage of Target
Mr. Messmer	$3,121,607	$3,348,289
Mr. Waddell	$2,263,599	$2,427,975
Mr. Gentzkow	$2,037,239	$2,185,178	107%
Mr. Glass	$641,351	$687,924
Mr. Buckley*	$935,000	$1,002,897

*

In recognition of Mr. Buckley’s increasing responsibilities as both Chief Administrative Officer and Treasurer since 2007, the Compensation Committee determined to increase his target bonus for 2018 by 27%.

2018 Performance Shares

All equity awards granted to executive officers during 2018 were 100% in the form of performance shares. The 2018 performance share grants are subject to three-year cliff vesting and two performance conditions: (i) one-year EPS against target and (ii) our three-year cumulative ROIC ranking relative to the three-year cumulative ROIC of an industry peer group.

When making its determination with respect to the number of shares subject to each executive’s 2018 performance share grant, the Compensation Committee considered such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock at the date of grant, the performance of the Company and its stock price in the prior year, the performance metrics and target EPS and ROIC goal levels set with respect to the grant, the levels of other compensation granted to the executive, the total compensation package for the executive, and the individual performance of each executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incentivizes the team to produce consistently favorable results for stockholders.

The Compensation Committee determined the target value of each executive’s 2018 performance share grant by first determining his target total direct compensation for 2018. The Compensation Committee determined, (as described in the paragraph below), each executive’s target total direct compensation for 2017 was at an appropriate level and should therefore remain unchanged for 2018. To determine the number of performance shares to be issued, the Compensation Committee used the closing price on the date of grant.

The Compensation Committee and Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant, believe that the 2018 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation opportunity and the conditions applicable to such awards, are at competitive levels necessary for retention of the current executive officers and for incentivizing them to continue to provide superior results to stockholders. The Compensation Committee also believes that the relationship of total compensation among the named executive officers is appropriate for purposes of internal equity in light of their roles and responsibilities.

2018 Performance Design

The 2018 performance share grants are subject to:

(1) Reduction in the number of shares based on an EPS goal for 2018 (the “EPS Performance Goal”);

(2) Reduction or increase in the number of shares based on the Company’s average ROIC for the three-year period (the “Measurement Period”) from January 1, 2018, through December 31, 2020, (the “ROIC modifier”) relative to the 65th percentile ROIC of the Industry Peer Group (defined below) as measured during the Measurement Period; and

(3) Continued employment through the Measurement Period.

The EPS Performance Goal

For 2018 the EPS performance formula was changed to provide a threshold amount. The updated EPS formula worked as follows:

•	A threshold was established such that if the Company’s actual EPS for 2018 is less than 50% of the target EPS, then all of the shares subject to each officer’s award shall be forfeited.

•

If the Company’s actual EPS for 2018 is greater than 50% but less than 100% of the target EPS, then the award for each officer shall be reduced by a percentage equal to the percentage by which the actual EPS falls short of the target EPS.

•	If the Company’s actual EPS for 2018 equals or exceeds the target EPS, then no modification shall be made to each officer’s award.

The 2018 target EPS goal established by the Compensation Committee and actual EPS are set forth below. For 2018, the target EPS goal was 25% higher than actual EPS for 2017. Actual adjustment based on the EPS performance goal and the ROIC modifier will be made after the Compensation Committee certifies such adjustments following the completion of the Measurement Period.

In setting the target EPS goal, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items, including share repurchases that are to be funded exclusively with operating cash flow. The Compensation Committee determined that the revenue and net income target levels for 2018 upon which EPS is derived were appropriate in light of macro-economic factors and Company financial projections available in the first quarter of 2018. Actual 2018 EPS exceeded the target goal by 10%, but the portion of the award eligible for adjustment based on the ROIC modifier is capped at 100% of target for the EPS.

	2018* Target Goal	2018 Result	Satisfaction of Performance Metric (% of Target)
Diluted Net Income Per Share	$3.25	$3.57	110%

*

In establishing the target EPS, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law have a material impact on the Company’s EPS, such changes will be excluded in calculating the Company’s EPS. No such adjustments were required for 2018.

The ROIC Modifier

For the 2018 performance share grant the ROIC modifier is determined based on performance against the 65th percentile ROIC of an industry peer group consisting of companies (other than the Company) in the four-digit GICS code 2020 Commercial & Professional Services sub-industry (market capitalization exceeding $100 million) (the “Industry Peer Group”) as measured during the Measurement Period. The ROIC modifier can increase or decrease the number of shares subject to an award by up to 25% as follows:

•

If the Company’s ROIC ranking for the Measurement Period is below the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be decreased by the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 25/15 (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 25% if the Company’s ROIC ranking is at or below the 50th percentile.

•

If the Company’s ROIC ranking is above the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be increased by the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 25/20 (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 25% if the Company’s ROIC ranking is at or above the 85th percentile.

•	However, if the Company’s ROIC ranking is at the 65th percentile of the Industry Peer Group, no adjustment will be made to an award.

For example, if the Company’s relative ROIC is at the 59th percentile of the Industry Peer Group, then 10% of the total shares eligible for adjustment based on EPS performance (the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking at the 59th percentile (i.e. 6%) by 25/15) will be forfeited.

In establishing the ROIC formula, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law reduce or increase the Company’s ROIC by 10% or more, such changes will be excluded in calculating the Company’s ROIC and the ROIC of each of the members of the Industry Peer Group.

The ROIC modifier will be applied after the EPS performance formula, meaning that it will only apply to the number of performance shares that remain subject to the award following application of the EPS performance formula.

Time Vesting Requirement

Each 2018 performance share grant will vest in full on the third anniversary of the grant date on a cliff basis, subject to the executive’s service through the vesting date. Notwithstanding the foregoing, the time vesting requirement (but not the EPS requirement or the ROIC requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability. As noted on page 28, each executive has a post- employment part-time agreement that provides for part-time service for four years after retirement; vesting of outstanding performance shares at the date of retirement will continue during any such part-time employment period.

No portion of the 2018 performance share grant may be released to the recipient until such portion is no longer subject to any of the three requirements (EPS, relative ROIC and time vesting).

Performance share grants made do not receive dividends until all requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until vesting. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Realized 2016 Performance Shares

As described in the proxy statement for our 2016 annual meeting of stockholders, the performance share awards granted to executive officers during 2016 were subject to an EPS performance condition and a relative TSR modifier. The EPS condition provided that if actual EPS for 2016 was less than the target EPS, then the award would be reduced by a percentage equal to the percentage by which actual EPS for 2016 fell short of the target. The actual EPS for 2016 was 89% of the target so a forfeiture of 11% of the 2016 performance share award was implemented.

The 2016 performance grant TSR modifier provided for an increase or decrease of the number of shares subject to each executive’s award (after taking into account the impact of the EPS condition) by as much as 25% based on how the Company’s TSR percentile ranking for the period from January 1, 2016, through December 31, 2018, compared to an industry GICS index peer group for the same period. Following the completion of the three-year TSR performance cycle, the Company outperformed the peer group median TSR performance by 6%. After accounting for the EPS condition forfeiture, the 2016 performance share awards were earned at 94% of the target shares.

The earned 2016 performance awards vested on March 23, 2019, three years from the date of grant, subject to the executive providing service through such time.

	Target 2016 Performance Shares	Forfeited Shares 2016 EPS Condition	Additional Shares 3-year TSR Condition	Total 2016 Performance Shares
Mr. Messmer	120,541	(13,260)	6,436	113,717
Mr. Waddell	95,877	(10,547)	5,119	90,449
Mr. Gentzkow	81,177	(8,930)	4,334	76,581
Mr. Glass	21,227	(2,335)	1,133	20,025
Mr. Buckley	26,117	(2,873)	1,394	24,638

Compensation Philosophy—Pay for Performance

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards for the owners, as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent, and the Compensation Committee believes the Company’s compensation program achieves this result.

The Compensation Committee further believes that the Company has an outstanding management team that has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for three decades: four of the executive officers (Messrs. Messmer, Waddell, Gentzkow and Glass) have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the officers and other managers with whom he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $958 million of annual revenues in 2018. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2018, the Company’s revenues were at an all-time high of $5.8 billion.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent but also great entrepreneurial vision, as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long-term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving superior performance and, indeed, makes bonuses subject to achievement of pre-determined performance goals and, further, makes annual grants of equity incentives subject to partial or total forfeiture depending on the achievement of pre-determined goals. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected in the superior results that management has achieved for the Company.

As part of its effort to emphasize performance-based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have not been increased since 1998. The Compensation Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s total direct compensation (base salary, bonus and performance shares) consists of performance share awards under the stockholder-approved Stock Incentive Plan and performance-based cash payments earned under the stockholder-approved Annual Performance Bonus Plan. In 2018, over 94% of total target CEO compensation was based on Company performance.

While the Compensation Committee is responsible for executive compensation, the philosophy of providing the opportunity for superior remuneration for superior long-term performance is applied to all of the Company’s professionals. The Company believes its long-term success is due to its ability to attract and retain top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract and retain top talent.

Compensation Process

Each component of compensation for our executives is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that are expected to confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this CD&A, the vast majority of executive compensation is highly contingent upon the Company’s results.

In addition, the Compensation Committee from time to time considers executive compensation at competitors and other companies (including the aforementioned staffing industry study) as well as such factors as compensation as a percentage of total market value. While this review and the items in the foregoing paragraph inform the decisions of the Compensation Committee on the range of compensation opportunities, the Compensation Committee does not tie executive officer compensation to specific market percentiles. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long-term experience with the Company.

Independent Compensation Consultant

The Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook is retained directly by the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. In compliance with SEC and New York Stock Exchange rules, the Committee annually reviews information related to FW Cook’s relationship with the Company, the members of the Compensation Committee and the Company’s executive officers. The Committee confirmed that FW Cook does not provide any other services to the Company or its management except with respect to the services provided on behalf of the Committee, and that FW Cook had no business or personal relationship with any member of the Committee or executive officer. The Committee also reviewed information on the fees paid to FW Cook (which represented less than 0.1% of FW Cook’s total consulting income during calendar 2018) and FW Cook’s ownership of any Company securities. Considering this information, the Committee has determined that FW Cook is independent and that its work for the Committee during 2018 has not raised a conflict of interest. While the Compensation Committee receives input from the CEO and CFO and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee.

2018 Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for compensation that is deductible in tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance based” as defined in Section 162(m) and subject to a “written binding contract” in effect as of November 2, 2017, that is not later modified in any material respect. Even though performance awards granted to executives in 2018 are not eligible for the former exception from the deduction limitations of Section 162(m), the Company remains committed to tying the compensation of its executives to the performance of the Company. The 2017 amendments to Section 162(m) did not have any meaningful impact on the design of the Company’s executive compensation programs, and they are not expected to have any meaningful impact in future years either.

Other Benefits

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of the Company’s size, and, in light of the moderate salaries and long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not provide tax-qualified retirement arrangements for these executives. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table. For 2018 (and for the previous eight years), Mr. Messmer has requested, and the Compensation Committee has agreed, that no amount be allocated to him under the Company’s Deferred Compensation Plan and that he not receive any above-market or preferential interest on his accrued amounts.

Various agreements, as described elsewhere in this proxy statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement, and no executive officer is entitled to an excise tax gross-up payment. Such triggering events and benefits were selected by the Compensation Committee in light of competitive conditions and customary practices at the time of their implementation, and the Compensation Committee believes that they continue to be reasonable.

2019 Performance Condition Changes

As a result of feedback received from stockholders through our stockholder outreach program, the Compensation Committee, with the assistance of FW Cook, undertook a comprehensive review of the performance conditions associated with the Company’s annual performance share grants. For more detail regarding our stockholder engagement see page 14. Based on this review, the following changes were made:

Performance Metric	2018	2019
Primary Metric	1-year EPS	3-year Relative ROIC

Modifier Metric	3-year Relative ROIC	3-Year Relative TSR

The primary metric performance period was changed to three years to be more consistent with the long-term incentive objective of the grant. Relative ROIC was chosen due to its inclusion of both operating and capital structure elements in its calculation. The modifier metric was changed to three-year relative TSR to avoid duplication of the new primary metric and to reflect that relative TSR is an important element in the evaluation of pay for many stockholders.

The 2019 performance conditions work as follows:

•	The ROIC condition sets target performance at the 65th percentile of peer group performance.

•

The shares covered by the grant will be reduced if the Company’s ROIC ranking is below target up to a decrease of 50% of the grant if the Company’s relative ranking is at the 40th percentile (“threshold”) of peer performance. Performance below threshold will result in no payout.

•	The shares covered by a grant will be increased if the Company’s ROIC ranking is above target, up to a maximum increase of 50% if the Company’s ROIC ranking is at or above the 90th percentile.

•

After the ROIC performance is calculated, the relative TSR modifier can further adjust the payout by up to +/- 25%. This will be calculated using a target of 50th percentile performance with maximum adjustments at the 25th and 75th percentiles.

•

The Compensation Committee continues the use of an industry GICS index (consisting of U.S. publicly traded services companies in the Company’s applicable GICS code) for peer group measurement of ROIC and TSR performance conditions.

•	The performance share grants made in 2019 under the Stock Incentive Plan are also subject to three-year cliff vesting.

COMPENSATION TABLES

2018 Summary Compensation Table

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2018) in accordance with SEC rules.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)	All Other Compensation(c)	Total
Harold M. Messmer, Jr. Chairman and Chief Executive Officer	2018	$525,000	$0	$5,259,162	$0	$3,348,289	$0	$9,132,451
	2017	$525,000	$0	$5,259,168	$0	$3,014,979	$0	$8,799,147
	2016	$525,000	$0	$5,536,448	$0	$2,778,592	$0	$8,840,040

M. Keith Waddell Vice Chairman, President and Chief Financial Officer	2018	$265,000	$0	$4,183,086	$0	$2,427,975	$403,946	$7,280,007
	2017	$265,000	$0	$4,183,097	$0	$2,186,279	$367,692	$7,002,068
	2016	$265,000	$0	$4,403,631	$0	$2,014,866	$341,980	$7,025,477

Paul F. Gentzkow President and Chief Operating Officer- Staffing Services	2018	$265,000	$0	$3,541,702	$0	$2,185,178	$367,527	$6,359,407
	2017	$265,000	$0	$3,541,715	$0	$1,967,651	$334,898	$6,109,264
	2016	$265,000	$0	$3,728,460	$0	$1,813,379	$311,757	$6,118,596

Robert W. Glass Executive Vice President, Corporate Development	2018	$245,000	$0	$926,102	$0	$687,924	$139,939	$1,998,965
	2017	$245,000	$0	$926,129	$0	$619,444	$129,666	$1,920,239
	2016	$245,000	$0	$974,956	$0	$570,877	$122,382	$1,913,215

Michael C. Buckley Executive Vice President, Chief Administrative Officer and Treasurer	2018	$265,000	$0	$1,139,442	$0	$1,002,897	$190,185	$2,597,524
	2017	$265,000	$0	$1,139,464	$0	$709,894	$146,234	$2,260,592
	2016	$265,000	$0	$1,199,554	$0	$654,235	$137,885	$2,256,674

(a)

The amounts in this column represent grant date fair value of performance share grants computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the 2016 grant, the value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. For the 2017 and 2018 grants, the grant date fair value was determined using the closing price of the Company’s common stock on grant date multiplied by the number of shares subject to the award. Pursuant to the SEC rules, the amounts shown are based on the most probable outcome of the performance conditions as of the date of grant and exclude the impact of estimated forfeitures related to service-based vesting and potential forfeitures pursuant to the TSR or ROIC modifier performance conditions described in the CD&A for fiscal 2018, fiscal 2017, and fiscal 2016. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the awards granted to Mr. Messmer, Mr. Waddell, Mr. Gentzkow, Mr. Glass and Mr. Buckley in fiscal 2018 on the grant date is $6,573,952, $5,228,857, $4,427,128, $1,157,627 and $1,424,302, respectively.

(b)

Consists of cash payments made under the Annual Performance Bonus Plan for performance in fiscal 2018, as described below in the “Grants of Plan-Based Awards” table. For a description of the Annual Performance Bonus Plan, see “The 2018 Annual Bonus Plan” in the CD&A on page 17.

(c)	The amounts in this column for 2018 consist entirely of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards(c)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Harold M. Messmer, Jr.	3/28/18	$0	$3,121,607	$6,243,214	0	92,542	115,677	$5,259,162
M. Keith Waddell	3/28/18	$0	$2,263,599	$4,527,198	0	73,607	92,008	$4,183,086
Paul F. Gentzkow	3/28/18	$0	$2,037,239	$4,074,478	0	62,321	77,901	$3,541,702
Robert W. Glass	3/28/18	$0	$641,351	$1,282,702	0	16,296	20,370	$926,102
Michael C. Buckley	3/28/18	$0	$935,000	$1,870,000	0	20,050	25,062	$1,139,442

(a)

These columns represent the potential awards under the Annual Performance Bonus Plan. Maximum payouts would result in the event of actual revenue of $11.2 billion and actual net income of $802 million, and no payouts would result in the event of actual net income of less than zero. The measurement period for the grants appearing in the table was the 2018 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See page 17 for a description of the Annual Performance Bonus Plan.

(b)

These columns represent the performance share grants made in fiscal 2018. The maximum number of shares that can be earned is 125% of the target number of shares based on achievement of an EPS goal modified by the Company’s ROIC ranking relative to an industry peer group. See below and on page 18 for a description of the grants. No payout would result if actual EPS for 2018 is less than 50% of target EPS.

(c)	For 2018 grants, the grant date fair value was determined using the closing price of the Company’s common stock on the grant date multiplied by the number of shares subject to the award.

Outstanding Equity Awards at Fiscal Year-End 2018

Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(c)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b)
Harold M. Messmer, Jr.	113,717	$6,504,612	203,378	(d)	$11,633,222
M. Keith Waddell	90,449	$5,173,683	161,765	(e)	$9,252,958
Paul F. Gentzkow	76,581	$4,380,433	136,962	(f)	$7,834,226
Robert W. Glass	20,025	$1,145,430	35,814	(g)	$2,048,561
Michael C. Buckley	24,638	$1,409,294	44,064	(h)	$2,520,461

(a)

Unvested performance share awards that were granted on March 23, 2016, with respect to which, as of December 31, 2018, all performance periods have been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made. These earned but unvested shares vested on March 23, 2019.

(b)

The market value of unvested stock awards was calculated by valuing each share at $57.20, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2018.

(c)

Unvested performance share awards with respect to which all performance periods have not been completed on December 31, 2018 which were granted on March 28, 2017 and March 28, 2018 respectively. Each of the awards is 100% performance based: subject to (1) reduction based on EPS for 2017 in the case of the 2017 grants and reduction based on EPS for 2018 grants (a reduction was made for the 2017 grant), (2) reduction or increase based upon our three-year cumulative percentage of ROIC ranking relative to the three-year cumulative ROIC results of an industry peer group in the case of the 2017 and 2018 grants, and (3) time vesting on a three-year cliff basis from the date of grant subject to the applicable named executive officer being employed through such date. The amounts listed below in footnotes (d)—(h) are equal to the target amount and assumes employment through the applicable vesting date.

(d)	Of such shares, 110,836 vest on March 28, 2020, and 92,542 vest on March 28, 2021.

(e)	Of such shares, 88,158 vest on March 28, 2020, and 73,607 vest on March 28, 2021

(f)	Of such shares, 74,641 vest on March 28, 2020, and 62,321 vest on March 28, 2021.

(g)	Of such shares, 19,518 vest on March 28, 2020, and 16,296 vest on March 28, 2021

(h)	Of such shares, 24,014 vest on March 28, 2020, and 20,050 vest on March 28, 2021.

Option Exercises and Stock Vested in 2018

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise	Number of Shares Acquired on Vesting(b)	Value Realized on Vesting(c)
Harold M. Messmer, Jr.	—	—	43,236	$2,502,932
M. Keith Waddell	—	—	34,389	$1,990,779
Paul F. Gentzkow	—	—	29,117	$1,685,583
Robert W. Glass	—	—	7,614	$440,774
Michael C. Buckley	—	—	9,368	$542,314

(a)	There are no outstanding options.

(b)	This column represents performance share awards granted in 2015 that vested on March 30, 2018.

(c)

The value realized on vesting was determined by multiplying the number of performance shares that vested by the closing price of the Company’s Common Stock on the New York Stock Exchange on March 30, 2018 ($57.89).

2018 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(c)
Harold M. Messmer, Jr.	$0	$0	$3,148,670	$0	$88,598,698
M. Keith Waddell	$0	$403,946	$423,646	$0	$11,471,965
Paul F. Gentzkow	$0	$367,527	$361,459	$0	$9,810,855
Robert W. Glass	$0	$139,939	$161,982	$0	$4,371,820
Michael C. Buckley	$0	$190,185	$88,640	$0	$2,505,972

(a)	These amounts appear in the “All Other Compensation” column of the Summary Compensation Table.

(b)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(c)	A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in the proxy statements for prior annual meetings.

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual EPS for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality yield in the Merrill Lynch Bond Index. For 2018, the quarterly interest rates were 3.9%, 4.09%, 4.13% and 4.15%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 3.42%, 3.62%, 3.58% and 3.92%, respectively. For 2018 (and for the previous eight years) Mr. Messmer requested, and the Compensation Committee agreed, that no amount be allocated to him under the plan for the year and that the interest amounts credited not exceed the amounts set forth in the preceding sentence. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during more than 31 years of service.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Buckley are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of such executive’s base salary and actual final earned cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2018, this interest rate was 4.47% and the corresponding 120% long-term annual applicable federal rate was 3.98%. For 2018, these executive officers requested and the Compensation Committee agreed that the interest amounts credited not exceed the applicable federal rate amounts set forth in the preceding sentence. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62, so long as ten years of service have been completed by that time. In the event of a Change in Control (see Appendix B for a definition of this term), all amounts credited under the Senior Executive Retirement Plan shall become fully vested and nonforfeitable. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $454,496, $334,948 and $1,044,155 were unvested as of December 31, 2018, for Messrs. Waddell, Glass and Buckley, respectively. All vested amounts are paid following disability or termination of employment for any reason.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2022. Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer has waived these benefits for 2018 and every year since 2007.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix B for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix B for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then-lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then-effective term of the agreement and (ii) the then-lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then-effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then-effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at the Company’s expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renew on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow and Glass. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years’ base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix B for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix B for a definition of this term), then in lieu of the foregoing bonus payment the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. In the event of such a termination, (1) outstanding restricted shares would remain outstanding subject to any pending performance conditions, but any time-based vesting requirements would cease to apply, and (2) outstanding options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Agreements also provide that any termination of the individual’s employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle the individual and his spouse, at the Company’s expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley. Each agreement provides that the employee will be retained as a part-time employee for a four-year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid for the five full calendar years during the ten full calendar years preceding commencement of part-time employment that had the highest yearly cash compensation, and stock option and restricted share awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer, Waddell, Gentzkow and Glass are currently eligible for retirement under this provision.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon such individual’s death or disability. The only grants that have been made under this plan to executive officers are performance share grants. For more details regarding grants made pursuant to the Stock Incentive Plan, see “2018 Performance Shares” in the CD&A above.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of such officer’s death during the year. For more details regarding the Annual Performance Bonus Plan, see “2018 Annual Performance Bonus Plan” in the CD&A.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2018.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested performance share awards, (b) then-unvested performance share awards would remain outstanding, subject to their existing vesting schedule, (c) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (d) payout of amounts allocated under the Senior Executive Retirement Plan, (e) a lump sum payment whose calculation is based on salary, (f) a lump sum payment whose calculation is based on bonus, (g) retention as a part-time employee (with payment of compensation) for a specified period, (h) continued participation in Company medical plans and payment of other medical expenses until death, or (i) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2018) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then-current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then-current level of benefits and other items, (6) the individual’s age or years of service with the Company, and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit, (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2018, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Michael C. Buckley	Triggering Events (see footnotes for explanation)
Performance Shares Vesting or Remaining Outstanding	$18,137,834	a,b,c,e,f	$14,426,641	a,b,c,e,f	$12,214,660	a,b,c,e,f	$3,193,993	a,b,c,e,f	$3,929,762	b,e,f
Senior Executive Retirement Plan Vesting	n/a		$454,496	c,d,e,f	n/a		$334,948	c,d,e,f	$1,044,155	d,e,f
Lump Sum Payment Based on Salary	$2,001,396	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	n/a
Lump Sum Payment Based on Bonus*	$12,929,617	c,e,f	$7,259,645	e,f	$4,370,356	e	$1,375,848	e	n/a
Lump Sum or Continuing Payment Based on Partial Salary	$1,575,000	b	n/a		n/a		n/a		n/a
Consulting Fees	$1,219,171	a,f	$826,817	a,f	$752,615	a,f	$288,638	a,f	n/a
Life Insurance and Miscellaneous Benefits	$34,068	c,e,f	$24,111	c,e,f	$16,128	c,e	$16,128	c,e	n/a
Post Termination Health Care Benefits	$293,583	a,b,c,e,f	$496,775	a,b,c,e,f	$466,447	a,b,c,e,f	$500,770	a,b,c,e,f	n/a

*	Does not include the 2018 annual bonus award, which would have been earned in full as of December 31, 2018

a	—Retirement in the Absence of a Prior Change in Control

b	—Termination by Reason of Death or Disability

c	—Termination without Cause in the Absence of a Prior Change in Control

d	—Change in Control with No Subsequent Termination

e	—Change in Control Followed by an Involuntary Termination without Cause

f	—Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then-vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2018.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.	M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Michael C. Buckley
Alternative 1—Retirement in the Absence of a Prior Change in Control(a)	$19,650,588	$15,750,233	$13,433,722	$3,983,400	$0
Alternative 2—Termination by Reason of Death or Disability	$20,006,417	$14,923,416	$12,681,107	$3,694,763	$3,929,762
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$33,396,499	$16,194,373	$13,227,234	$4,535,838	$0
Alternative 4—Change in Control with No Subsequent Termination	$0	$454,496	$0	$334,948	$1,044,155
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$33,396,499	$23,454,018	$17,597,590	$5,911,686	$4,973,917
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$34,615,669	$24,280,835	$13,433,722	$4,318,348	$4,973,917

(a)

These numbers consist of $18,137,834, $14,426,641, $12,214,660 and $3,193,993 of performance shares for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, that would remain outstanding subject to continued vesting requirements and $1,219,171, $826,817, $752,615 and $288,638 of consulting fees for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Messmer, Waddell and Gentzkow and Glass do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.” These numbers also include $293,583, $496,775, $466,447 and $500,770 of health benefits for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, which are not subject to forfeiture if they do not fulfill the terms of their Part-Time Agreements.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

As of October 19, 2018 (our determination date), our global employee population consisted of approximately 90,383 individuals, approximately 84% of whom were employed as temporary employees through one of the Company’s staffing lines of business, with the remainder employed as full- or part-time personnel in the corporate and field offices of the Company and its consolidated subsidiaries. To determine our median employee, we drew from our entire population a statistical sample designed to be representative of the demographics of our employee population. We then identified the median employee based on all taxable wages earned by each individual in the sample group during calendar 2018.

For 2018, our last completed fiscal year, the median of the annual total compensation of all Company employees (other than our CEO) was $23,905 and the annual total compensation of our CEO was $9,132,451. Accordingly, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 471 to 1. In contrast, if we exclude temporary employees from our calculations, the median annual total employee compensation increases to $64,919, making our internal pay ratio 141 to 1, which we believe would be a more accurate representation of how our CEO’s pay compares to that of our regular workforce.

2018 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Marc H. Morial	$53,500	$279,583	$0	$0	$0	$0	$333,083
Barbara J. Novogradac	$68,500	$279,583	$0	$0	$0	$0	$348,083
Robert J. Pace	$53,500	$279,583	$0	$0	$0	$0	$333,083
Frederick A. Richman	$86,500	$279,583	$0	$0	$0	$0	$366,083

(a)

Consists of restricted shares granted under the Stock Incentive Plan. All amounts under the “Stock Awards” column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. As of December 31, 2018, Ms. Novogradac and Messrs. Pace and Richman each held 13,711 restricted shares. Mr. Morial, who joined the Board in March 2016, held 12,487 restricted shares.

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All outside directors also receive reimbursement for travel and other expenses directly related to activities as directors.

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations by our Compensation Committee. In making such recommendations, our Compensation Committee takes into consideration the director compensation practices of competitors and other companies and whether such recommendations align with the interests of our shareholders.

Like our executive officers, our Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. The Compensation Committee did not make any changes to the program for 2018.

The 2018 outside director equity grants were awarded at approximately the same grant date fair value as the 2017 equity grants. On May 23, 2018, the date of the Company’s 2018 annual meeting of stockholders, Messrs. Morial, Pace and Richman and Ms. Novogradac each received a grant of 4,376 restricted shares under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $63.89 per share, so the grant date fair value of each award was $279,583, approximately the same grant date value as the 2017 grant of equity to outside directors. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2019, May 1, 2020, May 1, 2021, and May 1, 2022. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix B for a definition of this term). Mr. Richman is eligible for retirement under the foregoing provision. Equity grants with approximately the same grant date value as our fiscal 2018 director equity grants will be made to our continuing outside directors on the date of the Meeting.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than three years from the commencement of such individual’s current tenure as director. As of December 31, 2018, all of our directors exceeded the minimum ownership requirement.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2018, the Company provided services in the ordinary course of business to The Vanguard Group, Inc. and BlackRock LLC, each of whom are greater than five percent stockholders of the Company, with billings totaling $1,400,864 and $798,221 respectively.

In addition, the Company temporarily invests a portion of its cash in mutual funds and other short-term investments owned or managed by Blackrock pursuant to which the Company receives interest or dividend payments similar to those received by other investors in the funds. During 2018, the Company received $515,012 in interest and dividends from funds or accounts affiliated with Blackrock.

The Nominating and Governance Committee ratified these transactions and approved the continuation of these services under similar terms for 2019.

Policy Regarding Transactions with Related Persons

The Company’s written policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company potentially would be required to disclose pursuant to Item 404(a) of SEC Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, based solely on a review of the copies of forms filed under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”), provided to us and on written representations from Reporting individuals, each of the current directors and executive officers filed on a timely basis all forms required to be filed with respect to 2018 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Business Conduct and Ethics and Corporate Compliance Program

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code is reviewed at least annually by the Board of Directors. The Company provides training with respect to the Code through its Corporate Compliance Program, under the direction of the Company’s General Counsel, who is designated as the Corporate Compliance Officer.

Employees are expected to report any conduct they believe to be a violation of the Code. The Code of Business Conduct and Ethics is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Director Independence

The Board of Directors has determined that each of Messrs. Kempthorne, Morial, Pace and Richman and Ms. Novogradac and Dr. Coronado has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In

making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

CEO Succession Plan

The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually. Such a plan has been adopted and it has been reviewed by the Board within the past year. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan, which is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Board of Directors Leadership Structure

Harold M. Messmer, Jr. serves as both Chairman and Chief Executive Officer. In 1986, Mr. Messmer negotiated the purchase of Robert Half Incorporated, the Company’s original operating entity, which had annual revenues of approximately $7 million. Mr. Messmer then became President and Chief Executive Officer of Robert Half Incorporated, in addition to serving as President of the Company. Following a reorganization of the Company’s subsidiaries in 1988, Mr. Messmer was elected Chairman and Chief Executive Officer of the Company, positions he has held continuously since 1988. During Mr. Messmer’s tenure in both positions, the Company has experienced substantial growth. Annual revenues for 2018 were approximately $5.8 billion. The Company’s cumulative stock price performance during Mr. Messmer’s service as both Chairman and Chief Executive Officer was over 3,561%, which is an average annual compound return of 12.6%. In 1988, the Company’s business consisted solely of the operation or franchising of offices placing temporary and full-time professionals in the fields of accounting and finance. Under Mr. Messmer’s tenure, the Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields, (b) acquired all of its franchisees, and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 20 countries on five continents.

In light of the considerable success the Company has experienced under Mr. Messmer’s leadership, the Board of Directors believes it was appropriate to have him serve as both Chairman and Chief Executive Officer.

The Company and Mr. Messmer have received numerous accolades during his 33-year tenure.

A list of the recent recognition for the Company and Mr. Messmer follows below. However, a list of all the accolades received during Mr. Messmer’s 33-year tenure as CEO is much longer.

2019

•	March: Robert Half named No. 1 on Forbes’ list of “America’s Best Professional Recruiting Firms” and selected for Forbes’ list of “America’s Best Executive Recruiting Firms”

•	March: Robert Half and Protiviti recognized for the third year as one of the “Best Places to Work for LGBTQ Equality” by the Human Rights Campaign Foundation

•	March: Protiviti named to Forbes’ list of “America’s Best Management Consulting Firms”

•	March: Protiviti named one of the “Top Companies for Executive Women” by the National Association for Female Executives

•	February: Robert Half named for the second time to Barron’s list of the “100 Most Sustainable U.S. Companies”

•	February: Robert Half recognized as one of “America’s Top Corporations for Women’s Business Enterprises” by the Women’s Business Enterprise National Council

•	February: Protiviti named for the fifth consecutive year to the FORTUNE “100 Best Companies to Work For®” list, which recognizes companies with exceptional workplace cultures and talent development

•	January: Robert Half named first in its industry on FORTUNE magazine’s “World’s Most Admired Companies®” list, marking more than 20 consecutive annual appearances on the “Most Admired Companies” list

•	January: Robert Half recognized as one of “America’s Best Employers for Diversity” by Forbes

•	January: Robert Half recognized as one of “America’s Most Trustworthy Public Companies” by Bright Governance Consulting, LLC

•	January: Robert Half included on Bloomberg’s “Gender-Equality Index”

2018

•	December: Protiviti named to FORTUNE’s “Best Workplaces for Diversity®” list

•	September: Protiviti included on Working Mother’s “100 Best Companies” list and “Diversity Best Practices Index”

•	September: Protiviti named one of the “Best Firms to Work For” by Consulting Magazine for the fifth consecutive year

2017

•	April: Robert Half listed by Forbes as one of “America’s Most Trustworthy Companies,” based on accounting and governance practices

•	January: Mr. Messmer named by Staffing Industry Review to its “Staffing Hall of Fame,” honoring individuals named to its annual “Staffing 100” list each year since the list’s inception in 2011

Frederick A. Richman has been designated Lead Director. Mr. Richman’s duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings, and approving the retention of any consultants retained by the Board of Directors. The Lead Director also facilitates the Board’s performance evaluation of the CEO in conjunction with the Compensation Committee. The Company’s Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director and is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

The Board of Directors believes that this leadership structure with a Chairman and Chief Executive Officer and Lead Director provides balance and currently is in the best interest of the Company and its stockholders. The significant responsibilities of the Lead Independent Director’s role (as described above), along with solely independent Audit, Compensation and Nominating Committees, helps ensure a strong independent and active board. Meanwhile, Mr. Messmer’s continued engagement as Chairman enables the Company and the Board to continue to benefit from his skills and expertise, including his extensive knowledge of the Company and its industry, and his experience successfully navigating the Company through both strong and challenging periods.

Risk Oversight Role

The Board of Directors oversees the significant risks faced by the Company—including strategic, operational, financial, legal, regulatory, technological, and reputational risks—both directly and through its committees. The Board evaluates areas of risk on an ongoing basis throughout the year. At its meetings, the Board receives reports from its committee chairs as well as presentations from management, including the heads of the Company’s various operating departments and the leaders of the Company’s enterprise-level information security and compliance functions. In addition, each year the Board considers risks as it reviews and approves the Company’s annual strategic plan.

While the Board has responsibility for the oversight of the Company’s risk assessment and risk management processes, the Company’s management is responsible for monitoring and managing risks on a day-to-day basis and reporting on them to the Board. In addition to specialized risk-management programs at the departmental level, the Company’s management has established two Company-wide initiatives to identify, assess and manage risks: the Enterprise Information Security (“EIS”) program and the Corporate Compliance and Ethics (“CCE”) program.

Information technology, including data privacy and cybersecurity, has been identified by the Company as an area of risk meriting additional oversight. The EIS program, headed up by the Company’s Chief Information Officer and the Senior Director, Information Security, was created to assess and manage risks related to the Company’s information technology systems. The Company’s EIS team assesses risks and manages various security initiatives and services, specifically tailored to manage the risks associated with the confidentiality, integrity and availability of information critical to the Company’s business. Given the critical nature of computer and network security, the leaders of the EIS team provide periodic updates to the Board of Directors on the Company’s cybersecurity risks and the measures taken to mitigate the risk and protect the Company’s data.

The CCE program is under the direction of the Company’s General Counsel, who is designated as the Corporate Compliance Officer. The Corporate Compliance Officer reports to the Board at least semiannually on developments concerning the ethical, legal, and regulatory compliance issues affecting the Company. These presentations typically include discussions about the operation of the CCE program and compliance with the Code and may also introduce proposals for new policies or amendments to existing policies. The Company’s compliance policies and procedures, including the Code, are reviewed by the Board at least annually and updated from time to time as the Board deems appropriate.

The Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Audit Committee also oversees various processes that assist the Company in identifying and managing risk, such as the internal audit function, disclosure controls and procedures, and the work of the Company’s independent auditor. Members of the Company’s finance team are responsible for managing risk in their area and reporting regularly to the Audit Committee. The Audit Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management function and the Company’s independent registered public accounting firm. The Committee also reviews and approves, in advance, the scope and the staffing of the internal audit and authorizes the budget for the internal audit and risk management department. Any complaints or other reports to the Company’s Corporate Compliance and Ethics Hotline are routed to the Audit Committee Chairwoman in addition to the appropriate management personnel.

See “Compensation Risk and Governance” on pages 13-15 for information regarding the Compensation Committee’s oversight of risks relating to the Company’s compensation programs.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on its website, www.roberthalf.com, in the “Corporate Governance” section under “Investor Center.” Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met six times during 2018. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof. In addition, the Company’s independent directors meet regularly in executive session without management. Such meetings are presided by the Lead Director, who currently is Frederick A. Richman.

It is the Company’s policy that directors are expected to attend the annual meeting of stockholders. All of the then-serving directors attended the 2018 annual meeting of stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The members of the committees and their independence status, as of the date of this proxy statement, and the number of committee meetings during fiscal 2018 are identified in the following table.

Director Nominees	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Julia L. Coronado*	X			X
Dirk A. Kempthorne**	X			X
Harold M. Messmer, Jr.					X
Marc H. Morial	X	X		X
Barbara J. Novogradac	X	Chair	X
Robert J. Pace	X		X	X	X
Frederick A. Richman	X	X	Chair	Chair	Lead Director
M. Keith Waddell
Number of Meetings		5	6	3	0

*	Ms. Coronado’s tenure with the board commenced March 15, 2019. Ms. Coronado was recommended to the Nominating and Governance Committee as a director candidate by the CEO and the Vice Chairman.
**	Mr. Kempthorne’s tenure with the Board commenced on January 1, 2019. Mr. Kempthorne was recommended to the Nominating and Governance Committee as a director candidate by the CEO and the Vice Chairman.

Nominating and Governance Committee

Responsibilities

The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board, and oversee the evaluation of the Board and management.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director may submit a written recommendation, including the proposed candidate’s name and address, résumé, and other information required for nominations submitted under Section 9(a)(2) of Article II of our By-laws, to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. Please note that stockholders wishing to nominate a director at an annual meeting must comply with the timing and other requirements specified in Article II, Section 9(a)(2) of our By-laws—which are posted on our website, www.roberthalf.com, in the “Corporate Governance” section under “Investor Center. In addition, stockholders wishing to have their director candidate included in our proxy materials for an annual meeting must comply with Article II, Section 9(a)(3) of our By-laws (see “Stockholder Matters—Presentation of Business at Annual Meeting of Stockholders” for additional details on how to submit a director nominee for our 2020 annual meeting of stockholders).

Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders or for appointment to fill vacancies. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment, and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills. The Nominating and Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process. Other factors that may be considered include (i) experience with small to mid-size businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Responsibilities

The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

Audit Committee Financial Expert

The Board of Directors has determined that Frederick A. Richman and Barbara J. Novogradac, Chairwoman of the Audit Committee, each qualifies as an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of SEC Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018, contained in the Company’s Annual Report on Form 10-K (the “2018 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board standards. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2018 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Marc H. Morial	Barbara J. Novogradac	Frederick A. Richman

Compensation Committee

Responsibilities

The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

Compensation Committee Procedures

For a description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the CD&A above at pages 21-23.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are granted by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2018 were: Barbara J. Novogradac, Robert J. Pace and Frederick A. Richman. No member of the Compensation Committee was at any time during 2018 or at any other time an officer or employee of the Company, except for Ms. Novogradac (whose employment ended in 2001), and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2018.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for 2018 and in this proxy statement.

Barbara J. Novogradac	Robert J. Pace	Frederick A. Richman

Executive Committee

Responsibilities

The Executive Committee has all of the powers of the Board of Directors, subject to certain exceptions as specified by Delaware law.

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or her delegee will forward such communication to the addressee unless she determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

A separate process has been established for dealing with concerns relating to accounting, internal controls, auditing matters or violations of the Code of Business Conduct and Ethics. Shareholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third-party hotline that has been established by the Company, and such reports will immediately be brought directly to the attention of the Chair of the Company’s Audit Committee and separately to the General Counsel and to the Head of Internal Audit. If a communication relating to accounting, internal controls, auditing or Code of Conduct matter is received in writing by the Company, the Corporate Secretary, who is also the General Counsel, will promptly forward such written correspondence to the Chair of the Audit Committee and separately to the Head of Internal Audit. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Audit Committee. For hotline and/or online reporting tool information see the Corporate Compliance and Ethics Hotline notice available on the Corporate Governance section of the Company’s website: https://www.roberthalf.com/investor-center/corporate-governance.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2019, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Although ratification of the Audit Committee’s selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s By-laws or otherwise, the Board is submitting this proposal to stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the Company and its stockholders.

Representatives of that firm are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate stockholder questions.

PricewaterhouseCoopers’ charges for 2017 and 2018 were as follows:

	2017	2018
Audit Fees	$2,275,449	$2,273,341
Audit-Related Fees	$207,750	$169,606
Tax Fees	$0	$0
All Other Fees	$9,000	$9,900

The 2017 and 2018 Audit-Related Fees were incurred in connection with attest services relating to reviews of financial information for wholly owned subsidiaries of the Company and the adoption of two new accounting standards, effective for the Company on January 1, 2018 and 2019, respectively. In addition, in 2018, Audit-Related Fees were incurred in connection with attest services relating to an assessment of existing internal controls in preparation for a SOC 2 report. All Other Fees for 2017 include software subscriptions. Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2017 or 2018 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members, who must then report any decisions to the Audit Committee at the next scheduled meeting.

PROPOSAL 3—AMENDMENT AND RESTATEMENT OF THE STOCK INCENTIVE PLAN

General

At the Meeting, the stockholders will be asked to approve the continuation of the Company’s Stock Incentive Plan, as amended and restated, which makes shares of the Company’s Common Stock (“Shares”) available for grant via stock options, restricted shares, performance shares, stock units, performance units or stock appreciation rights. Under its current terms, the current Stock Incentive Plan will expire on the date of the Meeting if not renewed by the stockholders. The Company is asking stockholders to approve the Stock Incentive Plan, which will remain in effect through 2029, and to authorize the granting of 5,000,000 Shares, subject to the terms and conditions of the Stock Incentive Plan as described herein and in the Stock Incentive Plan attached as Appendix C. The unused Shares remaining from previous stockholder authorizations (approximately 2,783,236 Shares as of April 12, 2019), will expire and not be available for issuance after the date of the Meeting.

The following description of the Stock Incentive Plan is qualified in its entirety by reference to the Stock Incentive Plan, which is attached as Appendix C.

Request for Additional Shares, Dilution and Overhang

In order to give the Company the flexibility to responsibly address its future equity compensation needs, the Company is requesting that stockholders approve the Stock Incentive Plan to make 5,000,000 Shares available for grant. Grant levels for the preceding three fiscal years have averaged 965,000 Shares and stock units per year. After giving effect to a new grant authority of 5,000,000 Shares (and cancelling any unused Shares remaining from previous stockholder authorizations), the pro forma overhang percentage (see footnote 3 below) as of December 31, 2018, would be 4.3%. This is 0.4 percentage points lower than the three-year average overhang percentage presented in the table below.

The following table shows our key dilution metrics over the last three years:

Key Equity Metrics	Three Year Average	2018	2017	2016
Equity Burn Rate(1)	0.8%	0.7%	0.8%	0.9%
Dilution(2)	1.7%	1.7%	1.7%	1.7%
Overhang(3)	4.7%	4.3%	4.6%	5.2%

(1)	Equity Burn Rate is calculated by dividing the number of Shares subject to equity awards granted during the year by the weighted average number of Shares outstanding during the year.
(2)	Dilution is calculated by dividing the number of Shares subject to equity awards outstanding at the end of the year by the number of Shares outstanding at the end of the year.
(3)

Overhang is calculated by dividing (a) the sum of (i) the number of Shares subject to equity awards outstanding at the end of the year and (ii) the number of Shares available for future grants by (b) the sum of (i) the number of Shares outstanding at the end of the year and (ii) the number of Shares subject to equity awards outstanding at the end of the year and (iii) the number of Shares available for future grants.

The following table provides detailed information regarding the awards granted, vested and outstanding for the Company’s current Stock Incentive Plan for the Company’s past three fiscal years:

		Restricted Stock Plans with Performance-Condition (in thousands)
	Time-Based Awards	Performance- Based Awards With Market- Condition	Performance- Based Awards Without Market- Condition	Total Awards with Performance- Condition	Stock Option Plans
	Number of Shares/Units	Number of Shares/Units	Number of Shares/Units	Number of Shares/Units	Number of Shares/Units
Outstanding, December 31, 2015	1,052	992	—	992	12
Granted	772	358	—	358	—
Exercised	—	—	—	—	(7)
Restrictions lapsed	(545)	(364)	—	(364)	—
Forfeited	(36)	(36)	—	(36)	(5)

Outstanding, December 31, 2016	1,243	950	—	950	—
Granted	574	50	330	380	—
Exercised	—	—	—	—	—
Restrictions lapsed	(616)	(384)	—	(384)	—
Forfeited	(41)	—	—	—	—

Outstanding, December 31, 2017	1,160	616	330	946	—
Granted	533	—	278	278	—
Exercised	—	—	—	—	—
Restrictions lapsed	(568)	(129)	—	(129)	—
Forfeited	(40)	(129)	—	(129)	—

Outstanding, December 31, 2018	1,085	358	608	966	—

At December 31, 2018, there were 2,051,000 Shares subject to outstanding awards under the current Stock Incentive Plan and 3,151,983 Shares authorized and available for future grant. At March 31, 2019, there were approximately 118,474,970 total Shares outstanding.

When considering the number of additional Shares to add to the Stock Incentive Plan, the Compensation Committee reviewed, among other things, the potential dilution to the Company’s current stockholders as measured by burn rate, dilution and overhang, projected future share usage and projected future forfeitures. The projected future usage of Shares for long-term incentive awards under the Stock Incentive Plan was reviewed under scenarios based on a variety of assumptions. Based on historical averages, the Shares are expected to meet the Company’s needs for the next four (4) to six (6) years. The Compensation Committee is committed to effectively managing the number of Shares reserved for issuance under the Stock Incentive Plan while minimizing stockholder dilution.

Material Modifications

In addition to a number of technical or clarifying changes, the Stock Incentive Plan described in this proposal revises the current Stock Incentive Plan as follows:

•	Expands the ability of the Compensation Committee to set appropriate performance goals under the Stock Incentive Plan since an itemized list is no longer required by Section 162(m) of the Code.

•

Establishes the maximum number of Shares that may be issued under the Stock Incentive Plan as 5,000,000. This is a reduction from the 6,500,000 Shares authorized under the current Stock Incentive Plan.

•

Makes explicit the Company’s longstanding policy and practice that dividends or dividend equivalent rights granted on awards that are subject to vesting requirements may not be paid or settled until the time that the underlying award vests. To the extent that the underlying award does not vest and is forfeited, the dividends or dividend equivalents associated with the unvested portion of the award are also forfeited.

•	Modifies the stockholder approval requirements in connection with changes to the Stock Incentive Plan to be in line with applicable rules and regulations.

•	Extends the Stock Incentive Plan’s term through the stockholder meeting in 2029.

No changes are proposed to the existing per-person limits set forth in the Stock Incentive Plan.

Plan Factors to Be Considered

The Stock Incentive Plan contains the following important compensation and governance best practices:

•	Repricing of stock options and stock appreciation rights is prohibited.

•	Stock option grants must be made at not less than 100% of the fair market value on the date of grant.

•	Stock option reloads are prohibited.

•	Grants to executive officers, including stock options, must be made subject to time vesting and may be made subject to one or more performance conditions.

•	The Stock Incentive Plan has a fixed life span with a fixed number of Shares authorized. It is not an evergreen plan.

•	No outside director may receive a grant exceeding 15,000 Shares in any year.

•	Dividends and dividend equivalents rights may never be paid on any unvested award.

Performance Factors to Be Considered

The following important considerations should also be taken into account when considering the plan:

•	The Company is a personal services business. It has a long history of issuing equity incentives as a key element of its compensation programs designed to attract, motivate and retain its employees.

•	In 2018, the Company achieved record levels of revenue, cash flow provided by operating activities and earnings per share.

•	The Company’s cumulative total shareholder return for the five years ended December 31, 2018, was 48.9%.

•	The Company’s return on invested capital for 2018 was 39%.

•	The Company continued to generate strong cash flow from operations and ended the year with $277 million in cash and cash equivalents.

•

The Company had operating cash flow of $572 million in 2018, which helped to fund approximately $351 million in stock repurchases on the open market, $42 million in capital expenditures and the payment of $136 million in dividends to stockholders.

By making a significant portion of compensation contingent upon long-term positive share price performance, the interests of stockholders are furthered. The Board of Directors strongly believes that this philosophy has served, and will continue to serve, the Company well and that approval of the Stock Incentive Plan is vital to the Company’s continued success.

Key Features of the Updated Stock Incentive Plan

The following is a summary of the principal features of the Stock Incentive Plan. As of April 12, 2019, the fair market value of a Share was $66.96.

Share Reserve

The Stock Incentive Plan previously authorized the issuance of up to 6,500,000 Shares from May 22, 2014 through the date of the 2019 Annual Meeting of Stockholders. As of December 31, 2018, 3,151,983 Shares were available for issuance. However, unused Shares from this authorization will expire and will not be available for issuance after the date of the Meeting. If approved by stockholders, 5,000,000 Shares (plus any Shares described in the next paragraph) would be authorized for issuance between the 2019 Annual Meeting of Stockholders and the 2029 Annual Meeting of Stockholders.

If, after the date of the Meeting, awards under the Stock Incentive Plan are forfeited or terminate before being exercised (including those granted prior to the Meeting), then the Shares underlying those awards again become available for awards under the Stock Incentive Plan. Shares withheld by the Company to satisfy any tax withholding obligation with respect to awards other than options or stock appreciation rights granted under the Stock Incentive Plan will be added to the Shares available for issuance under the Stock Incentive Plan. Shares withheld by the Company to satisfy any tax withholding obligation with respect to options or stock appreciation rights granted under the Stock Incentive Plan will not be added to the Shares available for issuance under the Stock Incentive Plan. Further, Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of a stock option or stock appreciation right will not be available for subsequent awards under the Stock Incentive Plan and Shares repurchased on the open market with the proceeds of an option exercise will not again become available for awards under the Stock Incentive Plan.

No participant in the Stock Incentive Plan may be granted during any fiscal year awards covering in excess of 2,000,000 Shares. In addition, nonemployee directors may only be granted awards under the Stock Incentive Plan covering up to 15,000 Shares per fiscal year.

Administration

The Compensation Committee administers the Stock Incentive Plan with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Compensation Committee has appointed a separate committee of two directors of the Company (Messrs. Messmer and Waddell) to concurrently administer the Stock Incentive Plan with respect to all other persons and awards. The Compensation Committee has complete discretion, subject to the provisions of the Stock Incentive Plan, to authorize stock options, restricted shares, stock units and stock appreciation rights awards under the Stock Incentive Plan.

Eligibility and Types of Awards under the Stock Incentive Plan

The Stock Incentive Plan permits the granting of stock options, restricted shares, performance shares, stock units, performance units and stock appreciation rights. Stock appreciation rights may be awarded in combination with stock options and such award may provide that the stock appreciation rights will not be exercisable unless the related stock options are forfeited.

Employees (including officers), consultants and directors of the Company and its subsidiaries and affiliates will be eligible to participate in the Stock Incentive Plan. As of December 31, 2018, approximately 18,900 individuals (including four outside directors and five executive officers) were eligible to participate in the Stock Incentive Plan.

Options

The Stock Incentive Plan administrator may grant nonstatutory stock options or incentive stock options (which are entitled to favorable tax treatment) under the Stock Incentive Plan. The Stock Incentive Plan administrator may not grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of Shares covered by each stock option granted to a participant is determined by the Stock Incentive Plan administrator.

Unless otherwise provided, stock options become exercisable with respect to 25% of the Shares covered by the option on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated. The stock option exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the fair market value of a Share on the date of grant. Stock options expire ten years after the date of grant unless an earlier date is otherwise provided. Unless provided otherwise by the Stock Incentive Plan administrator or in an agreement, unvested stock options generally expire upon termination of the optionee’s service with the Company and vested stock options expire 90 days following such termination.

The exercise price must be paid at the time the Shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, (including by check, wire transfer or similar means), by surrendering or attesting to previously acquired Shares, by a same-day sale, or by other legal consideration.

The Company last issued stock options to executive officers in 2005 and to employee participants in 2006, and has no specific plans regarding their use in the future. However, in light of frequent changes in the accounting treatment of various equity incentives and the possibility of future accounting or tax changes, the Company believes that it is advantageous for it to have maximum flexibility in fashioning future equity compensation.

Restricted Shares and Performance Shares

The Stock Incentive Plan administrator may award restricted stock awards with or without cash consideration paid to the Company.

Restricted stock is Company common stock that is subject to forfeiture. When the restricted stock award conditions are satisfied, then the participant is vested in the Shares and has complete ownership of the Shares. Unless otherwise provided, restricted shares vest with respect to 25% of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated. For the past 6 years, performance shares to the Company’s executive officers have vested on a 3-year cliff basis.

In addition to time vesting requirements, restricted shares may also be subject to performance conditions, in which case they are considered performance shares. A description of performance conditions appears below under the heading Performance Goals.

Stock Units and Performance Units

The Stock Incentive Plan administrator may also award stock units without cash consideration paid to the Company. A stock unit is a bookkeeping entry that represents a Share. Stock units are similar to restricted shares in that the Stock Incentive Plan administrator may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock units, in which case they are considered performance units. When the participant satisfies the conditions of the stock unit award, the Company will pay the participant for the vested stock units with cash or Shares or any combination of both.

Conversion of the stock units into cash may be based on the average of the fair market value of a Share over a series of trading days and on other methods.

Stock Appreciation Rights

Additionally, the Stock Incentive Plan administrator may grant stock appreciation rights. However, the Stock Incentive Plan administrator may not grant stock appreciation rights that automatically provide for the grant of new stock appreciation rights upon their exercise. The number of Shares covered by each stock appreciation right will be determined by the Stock Incentive Plan administrator. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between (i) the fair market value of a Share on the date of exercise and (ii) the exercise price times (b) the number of Shares with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right is established by the Stock Incentive Plan administrator and may not be less than 100% of the fair market value of a Share on the date of grant. Stock appreciation rights may be paid in cash or Shares or any combination of both, as determined by the Stock Incentive Plan administrator. Stock appreciation rights vest on the same basis as stock options. Stock appreciation rights expire ten years after the date of grant unless otherwise provided. Unless provided otherwise by the Stock Incentive Plan administrator or in an agreement, unvested stock appreciation rights generally expire upon termination of the optionee’s service with the Company and vested stock appreciation rights expire 90 days following such termination.

The Company has not issued stock appreciation rights in over 20 years, and has no specific plans regarding their use in the future. However, in light of frequent changes in the accounting treatment of various equity incentives and the possibility of future accounting or tax changes, the Company believes that it is advantageous for it to have maximum flexibility in fashioning future equity compensation.

Performance Goals

Awards under the Stock Incentive Plan may be made subject to performance conditions in addition to time-vesting conditions. Performance conditions under the Stock Incentive Plan shall utilize one or more objective measurable performance goals, and permitted adjustments thereto, as determined by the Stock Incentive Plan administrator based upon one or more of the following factors with respect to the performance period: (i) operating income; (ii) pre-tax or after-tax earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) gross or net profit margin; (vii) working capital; (viii) return on equity or invested capital; (ix) earnings per share; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) write-offs; (xiv) cash; (xv) assets, (xvi) total shareholder return; (xvii) liquidity and/or (xviii) any other performance factor selected by the Compensation Committee. Performance goals based on one or more of the above measurement factors may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the performance of the Company relative to the performance of other companies or an index on an absolute or relative basis. The Stock Incentive Plan administrator may also make adjustments to exclude extraordinary items, discontinued operations and the cumulative effect of changes in accounting principles. Performance may also be determined without regard to the effects of mergers, acquisitions, dispositions and material restructuring of the business or other such items as may be determined by the Stock Incentive Plan administrator.

General Provisions

Transferability

Generally, awards under the Stock Incentive Plan may not, prior to settlement, be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process other than by will or the laws of descent and distribution.

Special Termination Provisions

Under the Stock Incentive Plan, all awards granted to a participant fully vest upon the participant’s death or termination of employment due to total and permanent disability (as defined in the Stock Incentive Plan).

In addition, all option or stock appreciation right awards granted to an individual who is subject to Section 16 of the Exchange Act also vest upon such individual’s retirement (as such term is defined in the Stock Incentive Plan), and option or stock appreciation right awards to outside directors vest upon a change in control (as such term is defined in the Stock Incentive Plan). However, such awards remain subject to any performance conditions. Each stock option or stock appreciation that vests as described in this or the preceding paragraph will remain outstanding until the earlier of its exercise or its original term.

Change in Control

The Stock Incentive Plan provides that the Compensation Committee may determine the treatment of awards upon a change in control (as defined in the Stock Incentive Plan).

Dividends and Dividend Equivalents

No dividends or dividend equivalent rights may be granted with respect to options or stock appreciation rights. Dividends or dividend equivalent rights granted on awards that are subject to vesting requirements may not be paid or settled until the time that the underlying award vests. To the extent that the underlying award does not vest and is forfeited, the dividends or dividend equivalents associated with the unvested portion of the award are also forfeited.

No Repricing

Without the approval of stockholders, no stock options or stock appreciation rights granted under the Stock Incentive Plan may be repriced.

Adjustments

In the event of a subdivision of the outstanding Shares, a stock split or reverse stock split, a recapitalization, reorganization, merger, liquidation, spin-off, exchange of shares or a similar occurrence, the Stock Incentive Plan administrator will, in its discretion, make appropriate adjustments to the number of Shares issuable under the Stock Incentive Plan (on both an aggregate and per-participant basis) and under each outstanding award. Appropriate adjustments will also be made to the exercise price of outstanding options and stock appreciation rights.

Amendment and Termination

The Board of Directors or Compensation Committee may amend the Stock Incentive Plan at any time and for any reason, subject to any required stockholder approval. The Board of Directors or Compensation Committee may terminate the Stock Incentive Plan at any time and for any reason. The termination or amendment of the Stock Incentive Plan may not adversely affect any award previously made under the Stock Incentive Plan.

Plan Benefits

All awards are made at the discretion of the Stock Incentive Plan administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan are not determinable and it is not possible to predict the benefits or amount that will be received by, or allocated to, particular individuals or groups of employees. Please see the Grants of Plan-Based Awards Table on page 26 for information on awards granted in 2018 under the current Stock Incentive Plan to certain of the Company’s executive officers.

As mentioned above, the Company has not granted stock options to executive officers since 2005 and to employee participants since 2006. As such, there are no outstanding stock options under the Stock Incentive Plan.

Federal Income Tax Consequences

The following is a summary of the Federal income tax treatment applicable to the Company and the participants who receive awards under the Stock Incentive Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the Shares generally will be capital gain or loss.

The acquisition of Shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such Shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the Shares transferred upon the exercise for the legally required period (currently two years from the date of grant and one year from the date of exercise). If the Shares are not held for the legally required period, the participant will recognize ordinary income in the amount, if any, by which the lesser of the fair market value of such Shares on the date of exercise or the amount realized from the sale or other disposition exceeds the option price.

For awards of restricted shares or performance shares, unless the participant elects to be taxed at the time of grant of the restricted stock, the participant will not have taxable income upon the receipt of the award. Upon the later to occur of time vesting and the satisfaction of any performance conditions, the participant will recognize ordinary income equal to the fair market value of the Shares at such time less the amount paid for such Shares (if any). Any gain or loss recognized upon any later disposition of the Shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted, nor is the Company entitled to a tax deduction at that time. When vested stock units and any dividend equivalents are settled and distributed, the participant is deemed to receive an amount of ordinary income equal to the amount of cash and/or the fair market value of Shares received less the amount paid for such stock units (if any). This income is subject to withholding taxes for employees or former employees. The Company is allowed a tax deduction in an amount equal to the ordinary income that the participant is deemed to receive.

At the discretion of the Stock Incentive Plan administrator, the Stock Incentive Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have Shares withheld, and/or by delivering to us or attesting to already-owned Shares.

The Company will be entitled to a tax deduction in connection with an award under the Stock Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met.

Information Regarding Current Equity Plans

Set forth below is information as of December 31, 2018, regarding the Stock Incentive Plan. All such prior plans have been terminated and no new grants have been made thereunder since the Stock Incentive Plan was adopted. The information regarding prior plans in the table below relates to grants made prior to the termination of those plans.

Existing Plan Information as of December 31, 2018

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted average exercise price of outstanding options, warrants and rights B	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) C
Equity compensation plans approved by security holders	0	$0	3,151,983
Equity compensation plans not approved by security holders	0	$0	0
Total	0	$0	3,151,983

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

At the 2018 Annual Meeting, approximately 91% of stockholder votes approved the Company’s 2017 executive compensation. Consistent with its pay for performance policy, the 2018 bonus and performance shares are based on Company performance as set forth below.

The Compensation Committee set revenue and net income targets at levels that would emphasize achievement of both top line and bottom line growth. Actual 2018 performance was achieved at 108% of target net income and 102% of target revenue. As a result, bonuses for 2018 were equal to 107% of target 2018 bonuses.

All equity awards issued to executive officers during 2018 were again 100% performance shares and were subject to three-year cliff vesting and two performance conditions—an annual EPS performance condition and a modifier based on cumulative ROIC relative to the three-year cumulative ROIC of an industry peer group. The complete results for the 2018 performance shares will not be known until the end of 2020.

The Compensation Committee believes that 2018 compensation is directly aligned with performance. For additional information on our 2018 compensation program, see the Compensation, Discussion and Analysis starting on page 9.

Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Under the Board’s policy of providing for annual say-on-pay votes, the next say-on-pay vote will occur at our 2020 Annual Meeting.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in 2020 Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2020 annual meeting of stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company no later than December 20, 2019.

In addition, in February 2018, the Board of Directors adopted a “proxy access” by-law. The proxy access by-law permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 9(a)(3) of our By-laws. Pursuant to the proxy access by-law, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2020 annual meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 20, 2019, and December 20, 2019, inclusive.

Presentation of Business at the 2020 Annual Meeting of Stockholders

The Company’s By-laws require timely notice of business to be brought before an annual meeting. To be timely, notice to our Corporate Secretary must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy materials must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 22, 2020 and March 23, 2020, inclusive, in order to be presented at the 2020 annual meeting.

Delivery of Proxy Materials to Stockholders Sharing an Address

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits the Company, with stockholder permission, to send a single set of proxy materials, including this proxy statement and the annual report to any household at which two or more stockholders reside if the Company believes they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement or other proxy materials, or wish to revoke your decision to household. These options are available to you at any time. If you receive a single set of proxy materials as a result of householding by your broker and you would like to receive separate copies of the proxy materials mailed to you, you may also submit a request to our Corporate Secretary at the principal executive offices of the Company, or call our Investor Relations department at (650) 234-6242, and we will promptly send you the requested materials.

Annual Report on Form 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to the Company’s Investor Relations department at 650-234-6242, or 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Investor Relations.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters that will be presented at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 18, 2019

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL WITHIN THE USA, US TERRITORIES AND CANADA BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

NET INCOME AND DILUTED NET INCOME PER SHARE RECONCILIATION (UNAUDITED):

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share
As Reported	$113,564	$.95	$47,047	$.38	$434,288	$3.57	$290,584	$2.33
TCJA Impact(a)	(385)	—	33,737	.27	4,684	.04	33,737	.27

Adjusted Non-GAAP Measure	$113,179	$.95	$80,784	$.65	$438,972	$3.61	$324,321	$2.60

RETURN ON INVESTED CAPITAL RECONCILIATION (UNAUDITED):

Year Ended December 31, 2017
Return on Invested Capital	26%
TCJA Impact(a)	3%

Adjusted Non-GAAP Measure	29%

(a)

Included in the quarter ended December 31, 2018, was a benefit to the company’s provision for income taxes resulting from adjustments related to the true-up of the TCJA estimate booked in the fourth quarter of 2017. Included in the year ended December 31, 2018, were charges to the company’s provision for income taxes, resulting from additional guidance related to the TCJA released in 2018, as well as adjustments to the estimated TCJA impact on deferred income tax net assets originally booked in the fourth quarter of 2017. The fourth quarter of 2017 included a one-time, non-cash charge to the company’s provision for income taxes, resulting from the TCJA. The charge resulted primarily from a revaluation of the company’s estimated deferred income tax net assets as of December 31, 2017.

A-1

Appendix B

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then-outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company ceases to be an independent publicly owned corporation.

(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.

B-1

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, and Glass, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

B-2

Appendix C

ROBERT HALF INTERNATIONAL INC.

STOCK INCENTIVE PLAN

(As Amended and Restated May 22, 2019)

SECTION 1.    ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Participants to focus on critical long-range objectives, (b) encouraging the attraction and retention of individuals with exceptional qualifications and (c) linking Participants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Performance Shares, Stock Units, Performance Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2.    DEFINITIONS.

“Adjustment Provisions” shall mean the terms and conditions applicable to the adjustment of an Award subject to a Performance Condition, as set forth in the agreement for such Award.

“Affiliate” shall mean any entity other than a Subsidiary, if RHI and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

“Award” shall mean any award of an Option, a SAR, a Restricted Share, a Performance Share, a Stock Unit or a Performance Unit under the Plan.

“Board of Directors” shall mean the Board of Directors of RHI, as constituted from time to time.

“Certification Date” means the date that the Committee makes its written certification of a Final Award.

“Change in Control” shall mean the occurrence of any of the following events:

(i)    Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owner of securities of RHI representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of RHI if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of RHI, nor in connection with or as a participant in any transaction having such purposes or effect, but excluding from this exception such person or group (A) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving RHI, (B) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of RHI (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of RHI, directly or indirectly, relating to a merger or other business combination involving RHI or the sale or transfer of substantial assets of RHI, (C) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of RHI, directly or indirectly, relating to a merger or other business combination involving RHI or the sale or transfer of any substantial assets of RHI, or (D) otherwise acting, alone or in concert with others, to seek control of RHI or to seek to control or influence the management or policies of RHI.

(ii)    The liquidation or dissolution of RHI.

(iii)    A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of RHI as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to RHI). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of RHI just prior to such event shall cease within one year to constitute a majority of the Board of Directors.

(iv)    RHI ceases to be an independent publicly owned corporation.

(v)    RHI (A) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis in substantially the same proportions as immediately before such merger or reorganization, both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (B) sells or otherwise disposes of all or substantially all of its assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of one or more members of the Board of Directors appointed by the Board of Directors (or, as the context permits, a subcommittee of one or more members of the Board appointed by the Committee) to administer the Plan in accordance with the provisions hereof.

“Company” shall mean Robert Half International Inc., a Delaware corporation, and its Subsidiaries.

“Consultant” shall mean a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor.

“Eligible Participant” shall mean (i) any individual who is a common-law employee of the Company or an Affiliate; (ii) a member of the Board of Directors; (iii) a member of the board of directors of a Subsidiary or an Affiliate; or (iv) a Consultant.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean an officer as defined in Rule 16a-1(f) under the Exchange Act, or any successor provision.

“Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Award. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Award, which is subtracted from the Fair Market Value of a Share in determining the amount payable upon exercise of such SAR.

“Fair Market Value” shall mean the closing price on the New York Stock Exchange on the date the value is to be determined as reported on the Yahoo! Finance website or its successor, or at such time that there is no such website, in THE WALL STREET JOURNAL (Western Edition). If there are no trades on such date, the closing price on the latest preceding business day upon which trades occurred shall be the Fair Market Value.

“Final Award” shall mean the number of shares remaining subject to an Award after application of the Adjustment Provisions.

“ISO” shall mean an employee incentive stock option described in Code Section 422.

“Misconduct Termination” shall mean a termination by the Company of a Participant’s Service by reason of the Participant’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the Participant’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that a Participant’s Service shall not be deemed to have terminated in a Misconduct Termination if such termination took place as a result of any act or omission believed by the Participant in good faith to have been in the interest of the Company.

“Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

“Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

“Optionee” shall mean a person who holds an Option or SAR.

“Original Award” shall mean the number of shares initially granted pursuant to an Award made subject to a Performance Condition.

“Other Agreement” shall mean any written agreement, whether entered into prior to or subsequent to, the adoption of this plan or the making of an Award under this plan, between Participant and the Company.

“Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of the Company.

“Outside Director Retirement” shall mean termination of an Outside Director’s Service after the later to occur of (i) the 7th anniversary of the Outside Director’s first day of service with RHI as a member of the Board of Directors or (ii) the Outside Director’s 62nd birthday.

“Participant” shall mean a person who holds an Award.

“Performance Condition” shall mean a performance condition based on a Performance Goal established with respect to an Award in accordance with the provisions hereof.

“Performance Goal” shall mean one or more of the following objective measurable performance factors, and any adjustments thereto, as determined by the Committee with respect to a Performance Period: (i) operating income; (ii) pre-tax or after-tax earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) gross or net profit margin; (vii) working capital; (viii) return on equity or assets; (ix) earnings per share; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) writeoffs; (xiv) cash; (xv) assets; (xvi) total shareholder return; (xvii) liquidity and/or (xviii) any other performance factor selected by the Committee, either with respect to the Company and/or one or more of its operating units or with respect to one or more other companies or an index of companies, on an absolute or relative basis; provided, however, that, if the Performance Condition is intended to satisfy the requirements of Code Section 162(m), it must be objective and any adjustments thereto must be objectively verifiable adjustments permitted and pre-established by the Committee in accordance with Code Section 162(m).

“Performance Period” shall mean the period of Service to which the Performance Condition relates, which period shall not be less than one year.

“Performance Share” shall mean a Restricted Share that has a Performance Condition attached. A Performance Share is a type of Restricted Share and any reference herein to Restricted Shares shall be deemed to also apply to Performance Shares unless the context clearly indicates otherwise.

“Performance Unit” shall mean a Stock Unit that has a Performance Condition attached. A Performance Unit is a type of Stock Unit and any reference herein to Stock Units shall be deemed to also apply to Performance Units unless the context clearly indicates otherwise.

“Plan” shall mean this Stock Incentive Plan of Robert Half International Inc., as set forth herein and as it may be amended from time to time.

“Protiviti Participant” shall mean a Participant who is an employee of Protiviti Inc. (a Subsidiary) or its Subsidiaries.

“Protiviti Retirement” shall mean any voluntary termination of employment with the Company and its subsidiaries by the Protiviti Participant on or after the later to occur of: (a) the first day coinciding with or after the Protiviti Participant’s 60th birthday, (b) the Protiviti Participant’s completion of at least 25 years of cumulative service to the Company, Arthur Andersen LLP, Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG International, Ernst & Young International, and/or any of their respective affiliates, or any other industry-related service acceptable to the Committee, and (c) five years after the date that the Protiviti Participant was first employed by Protiviti Inc.

“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

“Restricted Share” shall mean a Share awarded under Section 6 of the Plan.

“Restricted Share Award” shall mean the agreement between RHI and the recipient of a Restricted Share, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

“RHI” shall mean Robert Half International Inc., a Delaware corporation.

“SAR” shall mean a stock appreciation right granted under the Plan.

“SAR Award” shall mean the agreement between RHI and an Optionee, or the notice to the Optionee, which contains the terms, conditions and restrictions pertaining to his or her SAR.

“Section 16 Participant” shall mean a Participant who is subject to Section 16 of the Exchange Act with respect to transactions in RHI securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as an Eligible Participant.

“Share” shall mean one share of Stock, as adjusted in accordance with the adjustment provisions of the Plan (if applicable).

“Staffing/Headquarters Participant” shall mean a Participant other than a Protiviti Participant.

“Staffing/Headquarters Retirement” shall mean any voluntary termination by a Staffing/Headquarters Participant of employment with the Company on or after the later to occur of (a) the Staffing/Headquarters

Participant’s 55th birthday, or (b) the 20th anniversary of the Staffing/Headquarters Participant’s first day of service with the Company as a full-time employee.

“Stock” shall mean the common stock of RHI.

“Stock Option Award” shall mean the agreement between RHI and an Optionee, or the notice to the Optionee, which contains the terms, conditions and restrictions pertaining to his or her Option.

“Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

“Stock Unit Award” shall mean the agreement between RHI and the recipient of a Stock Unit, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Stock Unit.

“Subsidiary” shall mean any corporation, if RHI and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

“Total and Permanent Disability” shall mean a (i) a physical or mental condition which, in the judgment of the Committee based on competent medical evidence satisfactory to the Committee (including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee), renders the Participant unable to engage in any substantial gainful activity for the Company and which condition is likely to result in death or to be of long, continued and indefinite duration, or (ii) a judicial declaration of incompetence.

“Vested” or “Vesting” shall mean that the relevant portion of the Award has satisfied its Vesting Schedule and any Performance Conditions and shall be released to the Participant or may be exercised by the Participant, as applicable.

“Vesting Schedule” shall mean the requirement that all or a portion of an Award may not be released or exercised, as applicable, until a specified period of time shall have lapsed.

SECTION 3.    ADMINISTRATION.

(a)    Committee Procedures. One or more Committees appointed by the Board of Directors shall administer the Plan. The Board of Directors shall designate one of the members of the Committee as chairperson. Unless the Board of Directors provides otherwise, the Compensation Committee shall be the Committee. The Board of Directors may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to qualify for exemption under Rule 16b-3 with respect to persons who are subject to Section 16 of the Exchange Act and (ii) Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to so qualify. Only the Compensation Committee may make Award grants and administer the Plan with respect to Section 16 Participants.

The Compensation Committee may also appoint one or more separate subcommittees composed of one or more directors of RHI who need not qualify under either Rule 16b-3 or Section 162(m) of the Code, who may administer the Plan with respect to persons who are not subject to Section 16 of the Exchange Act and/or Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b)    Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)    To interpret the Plan and to apply its provisions;

(ii)    To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)    To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)    To determine when Awards are to be granted under the Plan;

(v)    To select the Eligible Participants who are to receive Awards under the Plan;

(vi)    To determine the number of Shares to be made subject to each Award;

(vii)    To prescribe the terms and conditions of each Award, including (without limitation, as applicable) the Exercise Price or Purchase Price, the Vesting Schedule of the Award (including accelerating the Vesting of Awards), any Performance Conditions and any other provisions relating to such Award;

(viii)    To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the Vesting Schedule or duration of the Option (including accelerating the Vesting of the Option), whether such Option is to be classified as an ISO or as a Nonstatutory Option, any Performance Conditions and the other provisions of the Stock Option Award relating to such Option;

(ix)    To amend any outstanding Award subject to applicable legal restrictions and, to the extent required, with the consent of the Participant who entered into such agreement;

(x)    To prescribe the consideration for the grant of each Award under the Plan and to determine the sufficiency of such consideration;

(xi)    To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xii)    To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award;

(xiii)    To take any other actions deemed necessary or advisable for the administration of the Plan;

(xiv)    To determine, at the time of granting an Award or thereafter, that such Award shall Vest as to all or part of the Shares subject to such Award in the event of a Change in Control.

(xv)    To accelerate the Vesting, or extend the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate.

In addition, without amending the Plan, the Committee may grant Awards under the Plan to eligible employees or Consultants who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

Subject to the requirements of applicable law, the Board of Directors may authorize one or more officers of RHI to grant Awards and the Committee may designate persons other than members of the Committee to carry out its responsibilities, and the Committee may prescribe such conditions and limitations as it may deem appropriate, except that the Board of Directors or the Committee may not delegate its authority with regard to Awards to persons subject to Section 16 of the Exchange Act or Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants, and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award.

Except arising from any action taken, or failure to act, in bad faith, each member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by RHI against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any agreement under the Plan, and (ii) from any and all amounts paid by him or her, with RHI’s prior approval, in settlement thereof or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall have given RHI a reasonable opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under RHI’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise, or under any power that RHI may have to indemnify them or hold them harmless.

SECTION 4.    ELIGIBILITY.

(a)    General Rule. Only Eligible Participants may be granted Awards. In addition, only individuals who are employed as common-law employees by the Company may be granted ISOs.

(b)    Limitation on Awards. In any fiscal year of RHI, no individual shall receive Awards covering in excess of 2,000,000 Shares in the aggregate; provided, however, that Outside Directors may only receive Awards covering up to 15,000 Shares in the aggregate per Outside Director in any fiscal year of RHI. The limitations under this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

SECTION 5.    STOCK SUBJECT TO PLAN.

(a)    Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Shares subject to awards granted under the Plan that may be issued shall not exceed a total of 5,000,000 Shares. These limits shall be subject to the provisions of the next Subsection and shall be subject to adjustment pursuant to the adjustment provisions of the Plan. No fractional Shares shall be issued under the Plan.

(b)    Additional Shares. If, on or after May 22, 2019, Restricted Shares are forfeited, then such Shares shall again become available for Awards under the Plan. If, on or after May 22, 2019, Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then such Stock Units shall be counted in full against the number of Shares available for Awards regardless of the number of Shares (if any) actually issued in settlement of such Stock Units. If SARs are exercised, then such SARs shall be counted in full against the number of Shares available for Awards regardless of the number of Shares (if any) actually issued in settlement of such SARs. In the event that withholding tax liabilities arising from an Award other than an Option or SAR are satisfied on or after May 22, 2019 by the withholding of Shares by the Company, then the Shares so withheld shall again become available for Awards under the Plan. In the event that withholding tax liabilities arising from an Option or SAR are satisfied by the withholding of Shares by the Company, then the Shares so withheld shall not be added to the Shares available for Awards under the Plan. In addition, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of an Option or SAR shall not be available for subsequent Awards under the Plan and Shares repurchased on the open market with the proceeds of an Option exercise shall not again be made available for issuance under the Plan.

SECTION 6.    RESTRICTED SHARES AND PERFORMANCE SHARES.

(a)    Restricted Share Award. Each grant of Restricted Shares or Performance Shares under the Plan shall be evidenced by a Restricted Share Award between the recipient and RHI. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various Restricted Share Awards entered into under the Plan need not be identical.

(b)    Payment for Awards. Subject to the following sentence and applicable law, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services, future services, any tangible or intangible property, or any benefit to RHI, or any combination thereof. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, past services rendered to the Company, any tangible or intangible property, any benefit to RHI, or any combination thereof, as the Committee may determine. To the extent an Award of Restricted Shares consists solely of treasury shares, the Award recipient shall furnish consideration in accordance with Section 153(c) of the General Corporation Law of the State of Delaware.

(c)    Vesting. Each Award of Restricted Shares shall be subject to a Vesting Schedule. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award or as specified in any Other Agreement. Unless the Restricted Share Award or an Other Agreement provides otherwise, each grant of Restricted Shares shall Vest with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable Vesting date. A Restricted Share Award may provide for accelerated Vesting in the event of the Participant’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement. To the extent that an Award of Restricted Shares has not Vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d)    Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as RHI’s other stockholders except as provided in Sections 6(f) and 12 hereof.

(e)    Assignment or Transfer of Restricted Shares. Except as provided herein, or in a Restricted Share Award, or as required by applicable law, Restricted Shares shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law until such shares have satisfied any applicable Vesting Schedule and Performance Conditions. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Shares in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Shares by will or by the laws of descent and distribution.

(f)    Dividends on Restricted Shares that Have Not Vested. Dividends may not be paid with respect to any portion of a Restricted Share Award that has not Vested. Any dividends declared with respect to any portion of such a Restricted Share Award prior to the Vesting of such portion shall be accrued. Such accrued dividends shall be paid within 30 days following Vesting, provided that any requirements of Section 12(i) have been satisfied. If all or a portion of such a Restricted Share Award terminates prior to Vesting, any accrued and unpaid dividends with respect to that portion of the Award shall be forfeited. After Vesting, dividends shall be paid as normal at the same time and to the same extent as dividends are paid on other Shares, provided that any applicable provisions of Section 12(i) have been satisfied.

(g)    Release of Restricted Shares to Participants. So long as a Restricted Share is subject to forfeiture pursuant to a Vesting Schedule or Performance Condition, it shall be retained by the Company and shall not be released to a Participant, but such a Restricted Share shall be promptly released thereafter, subject to Section 12 hereof.

SECTION 7.    TERMS AND CONDITIONS OF OPTIONS.

(a)    Stock Option Award. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award between the Optionee and RHI. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan, including those specified in any Other Agreement. The Stock Option Award shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Awards entered into under the Plan need not be identical. A Stock Option Award may not provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price.

(b)    Number of Shares. Each Stock Option Award shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan. The maximum aggregate number of ISOs awarded under the Plan shall not exceed the number of Shares subject to the Plan under Section 5(a). The limitation of this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(c)    Exercise Price. Each Stock Option Award shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Subsection, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms permitted under the Plan and applicable law.

(d)    Exercisability and Term. Each Stock Option Award shall be subject to a Vesting Schedule, which shall determine when such Option shall become exercisable. Unless the Stock Option Award or an Other Agreement provides otherwise, each Option shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such Option on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable date. The term of an Option shall be ten (10) years from the date of grant unless the Stock Option Award provides for a shorter term. A Stock Option Award may provide for accelerated Vesting in the event of the Optionee’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service, subject to the provisions of any Other Agreement. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Subsection, the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(e)    Nontransferability. Except as set forth in a Stock Option Award, or as provided by an Other Agreement, with respect to an NSO, during an Optionee’s lifetime, his or her Option(s) shall be exercisable only by him and shall not be transferable, and in the event of an Optionee’s death, his or her Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

(f)    Exercise of Options Upon Termination of Service. Each Stock Option Award shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service. Unless the Stock Option Award or an Other Agreement provides otherwise, Options which are not Vested at the time of an Optionee’s termination of Service shall expire upon such termination, and any Vested Options shall remain outstanding and exercisable until the earlier of 90 days following such termination and the expiration of the Option’s term. Notwithstanding the foregoing, if exercise of an Option during the 90-day period described in the previous sentence would subject the Optionee to liability under Section 16 of the Exchange Act by reason of transactions by the Optionee prior to the Optionee’s termination of service (“Prior Transaction”), such Option shall be exercisable until the earlier of (a) its normal termination date and (b) the 30th day after the first date upon which the Optionee would not be subject to Section 16 liability by reason of the Prior Transaction. Notwithstanding the foregoing, in the event of an Optionee’s Misconduct Termination, effective as of the date notice of such termination is given by the Committee to the Optionee, all of the Optionee’s Options (whether or not Vested) shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(g)    Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the obligations under such Option. Options may not be repriced without the approval of RHI’s stockholders.

(h)    Dividend Equivalents. In no event shall dividends or dividend equivalents be provided or awarded with respect to Options.

SECTION 8.    PAYMENT FOR OPTION SHARES.

(a)    General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America, as permitted under this Section. Payment may be made by any combination of the methods described in this Section.

(b)    Cash. Payment may be made by cash, check, wire transfer or similar means, subject to the requirements of applicable law.

(c)    Surrender of Stock. Payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have been owned by the Optionee or his or her representative for such period of time required to avoid RHI’s recognition of additional compensation expense with respect to the Option for financial reporting purposes as a result of the surrender or attestation of such previously owned shares. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(d)    Same Day Sale. To the extent permitted by applicable law, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to RHI in payment of the aggregate Exercise Price and/or applicable tax withholding.

(e)    Other Forms of Payment. To the extent that a Stock Option Award so provides, payment may be made in any other form that is consistent with applicable laws (including the General Corporation Law of the State of Delaware), regulations and rules.

Notwithstanding anything to the contrary in this Section or in any agreement under the Plan, the Committee may disallow the use of any type of payment that the Committee determines, in its sole discretion, would result in adverse accounting or legal consequences to the Company or Affiliate.

SECTION 9.    STOCK APPRECIATION RIGHTS.

(a)    SAR Award. Each grant of a SAR under the Plan shall be evidenced by a SAR Award between the Optionee and RHI. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various SAR Awards entered into under the Plan need not be identical. A SAR Award may not provide that a new SAR will be granted automatically to the holder thereof when he or she exercises a prior SAR.

(b)    Number of Shares. Each SAR Award shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan.

(c)    Exercise Price. Each SAR Award shall specify the Exercise Price, which may not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. A SAR Award may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

(d)    Exercisability and Term. Each SAR Award shall be subject to a Vesting Schedule, which shall determine when such SAR shall become exercisable. Unless the SAR Award or an Other Agreement provides otherwise, each SAR shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such SAR on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable date. The term of the SAR shall be ten (10) years from the date of grant unless the SAR Award provides for a shorter term. A SAR Award may provide for accelerated exercisability in the event of the Optionee’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service, subject to the provisions of any Other Agreement. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)    Exercise of SARs. The SAR Award may provide that, upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from RHI (a) Shares, (b) cash or (c) a combination of Shares and cash. Unless otherwise provided in the SAR Award or an Other Agreement, upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive Shares from RHI, along with cash in lieu of any fractional Share. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price. Unless the SAR Award or an Other Agreement provides otherwise, SARs which have not Vested at the time of an Optionee’s termination of Service shall expire upon such termination, and any Vested SARs which have not been exercised shall remain outstanding and exercisable until the earlier of 90 days following such termination and the expiration of the SAR’s term. Notwithstanding the foregoing, if exercise of a SAR during the 90-day period described in the previous sentence would subject the Participant to liability under Section 16 of the Exchange Act by reason of transactions by the Participant prior to the Participant’s termination of Service, such SAR shall be exercisable until the earliest of (a) its normal termination date and (b) the 30th day after the first date upon which the Participant would not be subject to Section 16 liability by reason of the prior transactions. Notwithstanding the foregoing, in the event of an Optionee’s Misconduct Termination, effective as of the date notice of such termination is given by the Committee to the Optionee, all of the Optionee’s SARs (whether or not Vested) shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(f)    Nontransferability. Except as set forth in a SAR Award, during an Optionee’s lifetime, his or her SARs shall be exercisable only by him and shall not be transferable, and in the event of an Optionee’s death, his or her SARs shall not be transferable other than by will or by the laws of descent and distribution.

(g)    Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, impair the Optionee’s rights or increase the obligations under such SAR. SARs may not be repriced without the approval of RHI’s stockholders.

(h)    Dividend Equivalents. In no event shall dividend or dividend equivalents be provided or awarded with respect to SARs.

SECTION 10.    STOCK UNITS AND PERFORMANCE UNITS.

(a)    Stock Unit Award. Each grant of Stock Units or Performance Units under the Plan shall be evidenced by a Stock Unit Award between the recipient and RHI. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various Stock Unit Awards entered into under the Plan need not be identical.

(b)    Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)    Vesting Conditions. Each Award of Stock Units shall be subject to a Vesting Schedule. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award or as specified in any Other Agreement. Unless the Stock Unit Award or an Other Agreement provides otherwise, each grant of Stock Units shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable date. A Stock Unit Award may provide for accelerated Vesting in the event of the Participant’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement. To the extent that an Award of Stock Units has not Vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights or rights to receive dividends. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may not be converted into additional Stock Units. Settlement of dividend equivalents may be made only in the form of cash. Prior to distribution, any dividend equivalents which are not paid shall accrue and be subject to the same conditions and restrictions as the Stock Units to which they attach. Therefore, dividend equivalents may not be paid with respect to any Stock Unit that has not Vested. If any Stock Units terminate prior to Vesting, any accrued and unpaid dividend equivalents with respect to that portion of the Award shall be forfeited. After Vesting and settlement in Shares, dividends shall be paid on such Shares received in settlement of the Stock Units as normal at the same time and to the same extent as dividends are paid on other Shares, provided that any applicable provisions of Section 12(i) have been satisfied.

(e)    Form and Time of Settlement of Stock Units. Settlement of Vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all Vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(f)    Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with RHI. A beneficiary designation may be changed by filing the prescribed form with RHI at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g)    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of RHI. Stock Units represent an unfunded and unsecured obligation of RHI, subject to the terms and conditions of the applicable Stock Unit Award.

(h)    Assignment or Transfer of Stock Units. Except as provided herein, or in a Stock Unit Award, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of Stock Units by will or by the laws of descent and distribution.

SECTION 11.    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any Award until the date of the issuance of a stock certificate for any Shares covered by such award. No adjustments shall be made, except as provided in the adjustment provisions of the Plan.

SECTION 12.    PERFORMANCE CONDITIONS.

(a)    Any Award may be made subject to one or more Performance Conditions in addition to the Vesting Schedule imposed upon such grant.

(b)    The determination as to whether any such grant is subject to a Performance Condition shall be made on or prior to the date of grant.

(c)    The Performance Condition shall operate as specified in this Section 12.

(d)    If an Award is made subject to one or more Performance Conditions, the Committee shall establish the Performance Period, Adjustment Provisions and Performance Goals for such Performance Conditions. In addition, the Compensation Committee shall determine how any forfeitures occurring as a result of a Performance Condition shall be allocated with respect to the Vesting Schedule of the Award.

(e)    After the completion of the Performance Period relating to a Performance Condition, the Chief Financial Officer shall, with respect to each Award made subject to such Performance Condition, calculate the effect of the Adjustment Provisions on the Award and deliver such calculation to the Committee or its delegate. If the Committee has delegated its authority to certify the level of achievement with respect to the Performance Conditions, including the impact of the Adjustment Provisions, references to the “Committee” in this Section 12 shall mean such delegate.

(f)    The Committee shall review the information submitted by the Chief Financial Officer and certify, in writing, its determination with respect to the impact of the Adjustment Provisions on the Award and the Final Award.

(g)    If a portion of an Award made subject to a Performance Condition shall Vest prior to the satisfaction of any Performance Condition applicable to such portion by reason of death, Total and Permanent Disability or, if applicable, a Change in Control, then the Performance Condition shall be cancelled and none of such Award shall be subject to reduction or forfeiture as provided by the Performance Condition. Such Award shall be treated in accordance with the terms of this Plan relating to Vested shares.

(h)    If a portion of an Award made subject to a Performance Condition shall satisfy a Vesting Schedule prior to the satisfaction of any Performance Condition applicable to such portion for any reason other than death, Total and Permanent Disability or a Change in Control, such portion of the Award shall not be released to or exercised by the Participant until after the Certification Date. No such satisfaction of a Vesting Schedule shall in any way be deemed a satisfaction, waiver or cancellation of the Performance Condition, and such portion shall remain subject to reduction and forfeiture as provided by the Performance Condition.

(i)    Dividends or dividend equivalents may not be paid with respect to any Share subject to a Performance Condition until the Final Award with respect to such Share has been determined. Any dividends or dividend equivalents declared on any Shares prior to such determination shall be accrued. After determination of the Final Award, such accrued dividends or dividend equivalents shall be paid, subject to Section 6(f) hereof; provided, however, that if the Final Award is less than the Original Award, any accrued dividends or dividend equivalents attributable to the portion of the Award that has been forfeited shall also be forfeited. After determination of the Final Award has been made and Section 6(f) has been satisfied, dividends shall be paid as normal on such Shares at the same time and to the same extent as dividends are paid on other Shares.

SECTION 13.    TERMINATION OF SERVICE; LEAVES OF ABSENCE.

Subject to the last sentence of this Section 13, a Participant’s Service shall terminate when such person ceases to be an Eligible Participant as determined in the sole discretion of the Committee. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence of less than six (6) consecutive months that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, a common-law employee’s Service will be treated as terminating three (3) months after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Notwithstanding the foregoing, an Outside Director’s Service shall terminate when he or she is neither a member of the Board of Directors nor a Consultant to RHI.

SECTION 14.    DEATH; TOTAL AND PERMANENT DISABILITY.

All Awards granted to any Participant shall Vest upon such Participant’s death or termination of the Participant’s Service due to Total and Permanent Disability.

SECTION 15.    PERSONS SUBJECT TO SECTION 16 OF THE EXCHANGE ACT.

Any Award held by an individual who is an Outside Director on both of (a) the grant date of such Award and (b) the effective date of a Change in Control, shall Vest upon the effective date of such Change in Control. Any Option or SAR Award held by an individual who is a Section 16 Participant at either or both of (a) the grant date of such Award or (b) the effective date of such individual’s Outside Director Retirement, Protiviti Retirement or Staffing/Headquarters Retirement, as the case may be, shall Vest upon the effective date of such retirement. Any Options or SARs held by a Section 16 Participant which Vest by reason of the provisions of this Section 15 or by reason of death or Total and Permanent Disability shall remain outstanding until the earlier of its exercise or its original term.

SECTION 16.    ADJUSTMENT OF SHARES.

(a)    Adjustments. In the event of a subdivision of the outstanding Stock, or stock split or reverse stock split, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, a spin-off, exchange of shares or a similar transaction without the receipt of consideration by the Company, the Committee shall make such equitable adjustments as it deems appropriate in one or more of:

(i)    The number of Shares, Options, SARs, Restricted Shares and Stock Units available for future Awards under the Plan;

(ii)    The per person per fiscal year limitations on Awards under the Plan and the maximum aggregate number of ISOs that may be awarded under the Plan;

(iii)    The number of Shares covered by each outstanding Award;

(iv)    The Exercise Price under each outstanding Option and SAR; or

(v)    The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section, a Participant shall have no rights by reason of any issue by RHI of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of RHI.

(c)    Reorganizations. In the event that RHI is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement setting forth the terms of such reorganization. Such agreement may provide for:

(i)    The continuation of the outstanding Awards by RHI, if RHI is a surviving corporation;

(ii)    The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)    The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)    Full exercisability or Vesting and accelerated expiration of the outstanding Awards; or

(v)    Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Nothing in this Section 16(c) shall obligate the Company, the Board or the Committee to treat all outstanding Awards in the same manner or to take any of the actions listed above with respect to any or all outstanding Awards.

(d)    Reservation of Rights. Except as provided in this Section, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by RHI of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the Exercise Price. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of RHI to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 17.    AWARDS UNDER OTHER PLANS.

RHI may grant awards under other plans or programs, so long as the terms and conditions are not in conflict with the terms of this Plan. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under the Plan.

SECTION 18.    LEGAL AND REGULATORY REQUIREMENTS.

No Option may be exercised and no Stock may be issued or transferred pursuant to an award unless the Committee shall determine that such exercise, issuance or transfer complies with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities laws, and rules and regulations promulgated under each of the foregoing, and the requirements of any stock exchange upon which the Stock may then be listed or quotation system upon which the Stock may be quoted, and shall be further subject to the approval of counsel for RHI with respect to such compliance. If the Stock subject to this Plan is not registered under the Securities Act and under applicable state securities laws, the Committee may require that the Participant deliver to RHI such documents as counsel for RHI may determine are necessary or advisable in order to substantiate compliance with applicable securities laws and the rules and regulations promulgated thereunder. In no event shall RHI deliver, or be deemed obligated to deliver, cash in lieu of any Share by reason of any failure to satisfy the foregoing provisions.

So long as any restrictions or obligations imposed pursuant to this Plan shall apply to a Share, each certificate evidencing such Share shall bear an appropriate legend referring to the terms, conditions and restrictions. In addition, RHI may instruct its transfer agent that shares of Stock evidenced by such certificates may not be transferred without the written consent of RHI. Any attempt to dispose of such shares of Stock in contravention of such terms, conditions and restrictions shall be invalid. Certificates representing shares that have not Vested or with respect to which minimum withholding taxes have not been paid will be held in custody by RHI or such bank or other institution designated by the Committee.

SECTION 19.    WITHHOLDING TAXES.

(a)    General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to RHI for the satisfaction of any withholding tax obligations that arise in connection with the Plan. RHI shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. In the event that such withholding taxes are not paid on a timely basis, as determined by RHI in its sole discretion, to the extent permitted by law RHI shall have the right, but not the obligation, to cause such withholding taxes to be satisfied by reducing the number of Shares or cash (if applicable) deliverable or by offsetting such withholding taxes against amounts otherwise due from the Company to the Participant. If withholding taxes are paid by reduction of the number of Shares deliverable to Optionee, such shares shall be valued at the Fair Market Value as of the date of exercise.

(b)    Share Withholding. Unless otherwise provided by the Committee, a Participant may satisfy all or part of his or her minimum withholding or income tax obligations by having RHI withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Subject to applicable law and accounting considerations, such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. A Participant may elect to surrender, or attest to the ownership of, previously acquired Shares in excess of the amount required to satisfy his or her minimum withholding or income tax obligations provided that such Shares have been held by the Participant for such period of time required to avoid RHI’s recognition of additional compensation expense for financial reporting purposes as a result of the surrender or attestation of such previously owned shares.

SECTION 20.    NO EMPLOYMENT OR REELECTION RIGHTS.

No provision of the Plan, nor any right or Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Eligible Participant. RHI and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice. No provision of the Plan nor any right or Award granted under the Plan shall be construed to create any obligation on the part of the Board of Directors to nominate any Outside Director for reelection by RHI’s stockholders, or confer upon any Outside Director the right to remain a member of the Board of Directors for any period of time, or at any particular rate of compensation.

SECTION 21.    DURATION AND AMENDMENTS.

(a)    Term of the Plan. The Plan, as set forth herein, shall terminate automatically on the meeting of the stockholders of RHI in 2029, unless re-adopted or extended by RHI’s stockholders prior to or on such date and may be terminated on any earlier date by the Board of Directors or the Compensation Committee, as described in the next Subsection.

(b)    Right to Amend or Terminate the Plan. The Board of Directors or, to the extent permitted by applicable laws, rules or regulations, the Compensation Committee may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment or termination of the Plan shall not be materially impaired by such amendment or termination, except with consent of the person to whom the Award was granted. An amendment of the Plan shall be subject to the approval of RHI’s stockholders to the extent required by applicable laws, regulations or rules, including, but not limited to, any applicable rules or regulations of the New York Stock Exchange.

(c)    Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise or settlement of an Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Awards previously granted under the Plan.

SECTION 22.    PLAN EFFECTIVENESS.

This Plan, as amended and restated in the form set forth herein, shall become effective upon its approval by RHI’s stockholders.

ROBERT HALF INTERNATIONAL INC. 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 a.m., Eastern Time, on May 21, 2019. Online Go to www.investorvote.com/RHI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/RHI Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4. 1. Election of Directors Nominees: + For Against Abstain For Against Abstain For Against Abstain 01—Julia L. Coronado 02—Dirk A. Kempthorne 03—Harold M. Messmer, Jr. 04—Marc H. Morial 05—Barbara J. Novogradac 06—Robert J. Pace 07—Frederick A. Richman 08—M. Keith Waddell For Against Abstain 2. Ratification of appointment of auditor. 5. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. 3. Approve amended and restated Stock Incentive Plan. 4. Advisory vote to approve executive compensation. B Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 83BM 414248 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 030CJF

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2018 Annual Report to Stockholders are available at: http://www.roberthalf.com/14afilings and http://www.roberthalf.com/annualreport Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/RHI qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — ROBERT HALF INTERNATIONAL INC. + 2884 Sand Hill Road, Suite 200 Menlo Park, CA 94025 This Proxy is Solicited on Behalf of the Board of Directors The stockholder hereby appoints Harold M. Messmer, Jr. and Frederick A. Richman, or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 29, 2019 at the annual meeting of stockholders to be held on May 22, 2019 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2, 3 and 4, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. In the event that any of the nominees named on the reverse side of this proxy card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors. PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.